                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                       (INCLUDING THE ASSOCIATED RIGHTS)
                                       OF
                               LORAL CORPORATION
                                       AT
                              $38.00 NET PER SHARE
                                       BY
                          LAC ACQUISITION CORPORATION
                          A WHOLLY OWNED SUBSIDIARY OF
                          LOCKHEED MARTIN CORPORATION

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, FEBRUARY 9, 1996, UNLESS THE OFFER IS EXTENDED. LAC ACQUISITION CORPORATION HAS AGREED, SUBJECT TO THE TERMS AND CONDITIONS OF THE OFFER, TO EXTEND THE OFFER UNTIL IMMEDIATELY AFTER THE TIME OF THE SPIN-OFF RECORD DATE (AS DEFINED BELOW).


  THE OFFER IS BEING MADE AS A PART OF A SERIES OF TRANSACTIONS THAT ARE EXPECTED TO RESULT IN (I) THE DISTRIBUTION TO THE STOCKHOLDERS OF LORAL CORPORATION (THE "COMPANY") OF SHARES OF STOCK IN LORAL SPACE & COMMUNICATIONS, LTD., A NEWLY-FORMED BERMUDA COMPANY ("LORAL SPACE" OR "SPINCO"), THAT WILL OWN AND MANAGE SUBSTANTIALLY ALL OF THE COMPANY'S SPACE AND SATELLITE TELECOMMUNICATIONS INTERESTS, INCLUDING THE COMPANY'S DIRECT AND INDIRECT INTERESTS IN GLOBALSTAR, L.P. ("GLOBALSTAR") AND SPACE SYSTEMS/LORAL, INC. ("SS/L") AND CERTAIN OTHER ASSETS OF THE COMPANY (THE "SPIN-OFF") AND (II) THE ACQUISITION OF THE COMPANY'S DEFENSE ELECTRONICS AND SYSTEMS INTEGRATION BUSINESSES BY LOCKHEED MARTIN CORPORATION ("PARENT") PURSUANT TO THE OFFER AND MERGER DESCRIBED HEREIN.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE SPIN-OFF, DETERMINED THAT THE OFFER, THE MERGER AND THE SPIN-OFF ARE FAIR TO THE STOCKHOLDERS OF THE COMPANY AND ARE IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, AND RECOMMENDS ACCEPTANCE OF THE OFFER AND APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER BY THE STOCKHOLDERS OF THE COMPANY.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE A NUMBER OF SHARES OF COMMON STOCK PAR VALUE $0.25 PER SHARE (INCLUDING THE ASSOCIATED RIGHTS) (COLLECTIVELY, THE "SHARES"), WHICH, WHEN ADDED TO THE SHARES THEN BENEFICIALLY OWNED BY PARENT AND ITS AFFILIATES, CONSTITUTES AT LEAST TWO-THIRDS OF THE TOTAL NUMBER OF SHARES OUTSTANDING AND TWO-THIRDS OF THE VOTING POWER OF THE SHARES THEN OUTSTANDING ON A FULLY DILUTED BASIS.

                                --------------

                                   IMPORTANT

  Any stockholder desiring to tender Shares should either (1) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal and deliver it to the Depositary with the certificate(s) representing tendered Shares and all other required documents or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (2) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if he or she desires to tender such Shares.

  Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

  Questions and requests for assistance or additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the other tender offer materials may also be obtained from the Information Agent, the Dealer Manager or from brokers, dealers, commercial banks or trust companies.

                                --------------

                      The Dealer Manager for the Offer is:
                            BEAR, STEARNS & CO. INC.
January 12, 1996

                               TABLE OF CONTENTS

 SECTION                                                                   PAGE
 -------                                                                   ----
  1. Terms of the Offer; Expiration Date.................................    3
  2. Acceptance for Payment and Payment..................................    3
  3. Procedure for Tendering Shares......................................    4
  4. Withdrawal Rights...................................................    6
  5. Certain Tax Considerations..........................................    6
  6. Price Range of Shares; Dividends....................................    9
  7. Certain Information Concerning the Company..........................   10
  8. Certain Information Concerning the Purchaser and Parent.............   13
  9. Source and Amounts of Funds.........................................   15
 10. Background of the Offer; the Merger Agreement; the Spin-Off; the
      Rights Agreement...................................................   17
 11. Purpose of the Offer, the Merger and the Spin-Off; Plans for the
      Company............................................................   41
 12. Effect of the Offer on the Market for the Shares; Stock Exchange
      Listing; Registration under the Exchange Act.......................   42
 13. Dividends and Distributions.........................................   43
 14. Extension of Tender Period; Amendment; Termination..................   44
 15. Certain Conditions to the Offer.....................................   45
 16. Certain Legal Matters; Regulatory Approvals.........................   47
 17. Fees and Expenses...................................................   50
 18. Miscellaneous.......................................................   50

Schedule I--Directors and Executive Officers of Parent and the Purchaser

Schedule II--Certain Information About Parent Required by New York Law

Schedule III--Certain Business Relationships Involving Parent, Company and their Respective Affiliates

Exhibit A--Agreement and Plan of Merger

To the Holders of Common Stock of
LORAL CORPORATION:

                                 INTRODUCTION

  LAC Acquisition Corporation (the "Purchaser"), a New York corporation and a wholly owned subsidiary of Lockheed Martin Corporation, a Maryland corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock (the "Common Stock"), par value $0.25 per share, of Loral Corporation, a New York corporation (the "Company"), and the associated preferred stock purchase rights (the "Rights"; and together with the Common Stock, the "Shares") at $38.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). The Rights will be issued on January 22, 1996 pursuant to a Rights Agreement, dated as of January 10, 1996 (as amended), between the Company and The Bank of New York (the "Rights Agreement"), and will be evidenced by and trade with certificates evidencing the Common Stock. See Section 10 for a brief description of the Rights Agreement and its application to the Offer and the Merger (as hereinafter defined). Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. The Purchaser will pay all charges and expenses of Bear, Stearns & Co. Inc. ("Bear Stearns"), which is acting as Dealer Manager for the Offer (in such capacity, the "Dealer Manager"), First Chicago Trust Company of New York (the "Depositary") and Morrow & Co. (the "Information Agent") incurred in connection with the Offer. See Section 17. For purposes of this Offer to Purchase, references to "Section" are references to a section of this Offer to Purchase, unless the context otherwise requires.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW) A NUMBER OF SHARES WHICH WHEN ADDED TO THE SHARES THEN BENEFICIALLY OWNED BY PARENT REPRESENT AT LEAST TWO-THIRDS OF THE TOTAL NUMBER OF SHARES OUTSTANDING AND TWO-THIRDS OF THE VOTING POWER OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). SEE SECTION 15.

  THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD OF DIRECTORS" OR THE "BOARD") HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE SPIN-OFF, DETERMINED THAT THE OFFER, THE MERGER AND THE SPIN-OFF ARE FAIR TO THE STOCKHOLDERS OF THE COMPANY AND ARE IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, AND RECOMMENDS ACCEPTANCE OF THE OFFER AND APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER BY THE STOCKHOLDERS OF THE COMPANY.

  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of January 7, 1996 (the "Merger Agreement"), among Parent, the Purchaser and the Company. The Merger Agreement provides, among other things, that, upon the terms and subject to the conditions therein, as soon as practicable after the satisfaction or waiver of certain conditions, including the consummation of the Offer and the Spin-Off and the approval and adoption of the Merger Agreement by the stockholders of the Company, if required by applicable law, the Purchaser will be merged with and into the Company (the "Merger"), with the Company being the corporation surviving the Merger (the "Surviving Corporation"). Each issued and outstanding Share (other than Dissenting Shares (as hereinafter defined)) not owned by Parent, the Purchaser, the Company or any of their subsidiaries other than a Retained Subsidiary (as defined in Section 10) will be converted into and represent the right to receive $38.00 in cash or any higher price that may be paid per Share in the Offer, without interest (the "Merger Price"). See Section 10.

  Following the consummation of the Offer, the Company will distribute (the "Spin-Off") common stock (the "Loral Space Shares" or "Spinco Shares") of Loral Space & Communications, Ltd. a newly-formed Bermuda company and a wholly owned subsidiary of the Company ("Loral Space" or "Spinco"), to the holders of Shares on a record date to be determined by the Board of Directors of the Company (the "Spin-Off Record

Date"), in accordance with the terms of a Restructuring, Financing and Distribution Agreement, dated as of January 7, 1996, among Parent, the Company, Loral Telecommunications Acquisition, Inc. (the predecessor-in-interest of Loral Space) and certain subsidiaries of the Company (the "Distribution Agreement"). The Distribution Agreement and each of the agreements entered into in connection with the Merger Agreement and the Distribution Agreement are hereinafter sometimes referred to as the "Ancillary Agreements." The parties to the Distribution Agreement have agreed to use their reasonable efforts to cause the Spin-Off Record Date to be established so as to occur immediately prior to the acceptance for payment of Shares by the Purchaser pursuant to the Offer and have also agreed that in no event shall the Spin-Off Record Date be established so as to occur as of or at any time after the acceptance for payment by the Purchaser of the Shares pursuant to the Offer. As a result, a record holder of Shares who tenders Shares pursuant to the Offer (and who does not subsequently withdraw and sell such Shares) is expected to be the record holder thereof on the Spin-Off Record Date. Accordingly, in the event that Shares are accepted for payment pursuant to the Offer, such record holders will be entitled to receive, in respect of each Share tendered, $38.00 net in cash (without interest) from the Purchaser and one Loral Space Share from the Company. As a result of the Spin-Off, Loral Space will own and manage substantially all of the space and satellite telecommunications interests of the Company and its subsidiaries, including, without limitation, the Company's interests in Globalstar, L.P. ("Globalstar") and Space Systems/Loral, Inc. ("SS/L") and certain other assets of the Company. In addition, pursuant to the terms of the Distribution Agreement, cash which Parent will provide in the amount of $712,400,000, subject to adjustment under certain circumstances, will be included in the assets contributed to Loral Space by the Company in connection with the Spin-Off ("Loral Space Cash Amount" or "Spinco Cash Amount"), of which $344,000,000 is being contributed by the Company to Loral Space in consideration for the acquisition by the Company of shares of preferred stock of Loral Space that are convertible into 20% of Loral Space's common stock on a fully diluted basis. After the Spin-Off, the Company will continue to own and operate the defense electronics and systems integration businesses and other businesses of the Company not transferred to Loral Space (collectively, the "Retained Business") and the preferred stock referred to above. Accordingly, upon consummation of the Offer, the Spin-Off and the Merger, Parent will have acquired the Retained Business and a 20% fully-diluted equity interest in Loral Space. Consummation of the Offer is conditioned upon, among other things, the Spin-Off Record Date having been set (the "Spin-Off Condition"). The Spin-Off Record Date is not expected to occur until immediately prior to the expiration of the Offer. The Merger is conditioned upon, among other things, the Spin-Off having been consummated in all material respects. The distribution of the Loral Space Shares pursuant to the Spin-Off is conditioned upon the Purchaser having notified the Company that it is prepared to immediately accept for payment Shares tendered pursuant to the Offer. In the Merger Agreement, the Purchaser has agreed to extend the Offer until immediately after the time of the Spin-Off Record Date. The Company has advised Parent and the Purchaser that, prior to the time notice of the Spin-Off Record Date is given and at least ten days prior to the Expiration Date (as defined below), it expects to distribute to holders of Shares an information statement or a prospectus with respect to the business, operations and management of Loral Space (the "Information Statement"). See Section 10.

  Lazard Freres & Co. LLC ("Lazard Freres"), one of the financial advisors to the Company, has delivered to the Board of Directors of the Company its written opinion that the aggregate consideration to be received by the holders of Shares in the Offer, the Merger and the Spin-Off is fair to the holders of Shares from a financial point of view. A copy of such opinion is included with the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders concurrently herewith, and stockholders are urged to read the opinion in its entirety for a description of the assumptions made, factors considered and procedures followed by Lazard Freres.

  According to the Company, as of December 31, 1995, there were 173,068,379 Shares outstanding and 11,131,234 Shares that may be issued prior to the Expiration Date upon the exercise of stock options and other rights issued under the Company's stock option plans. As a result, the Purchaser believes that the Minimum Condition would be satisfied if at least 122,799,742 Shares are validly tendered and not withdrawn prior to the Expiration Date.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

  1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares that have been validly tendered prior to the Expiration Date and not withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on February 9, 1996, unless and until the Purchaser, as provided below, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. Pursuant to the Merger Agreement, the Purchaser, subject to the terms and conditions of the Offer, will extend the period of time during which the Offer is open if the Offer would otherwise expire prior to the Spin-Off Record Date or the expiration or termination of any applicable waiting period under the Antitrust Laws (as defined in Section 10 below). The Purchaser will not otherwise extend the period of time during which the Offer is open unless any of the conditions described in Section 15 shall not have been satisfied, or unless Parent reasonably determines that such extension is necessary to comply with any legal or regulatory requirements relating to the Offer or the Spin-off. The Purchaser expressly reserves the right to amend the terms and conditions of the Offer; provided that, without the consent of the Company, no amendment may be made which (i) decreases the price per Share or changes the form of consideration payable in the Offer, (ii) decreases the number of Shares sought, or (iii) imposes additional conditions to the Offer or amends the terms of the Offer in a manner materially adverse to the holders of Shares.

  The Offer is subject to certain conditions set forth in Section 15, including satisfaction of the Minimum Condition, the Spin-Off Condition and the expiration or termination of any waiting period under the Antitrust Laws. If any such condition is not satisfied prior to the expiration of the Offer, the Purchaser may, subject to the terms of the Merger Agreement, (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all such Shares until the expiration of the Offer as so extended, (iii) other than as described in Section 15, waive such condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered and not withdrawn by the Expiration Date or (iv) delay acceptance for payment of (whether or not the Shares have theretofore been accepted for payment), or payment for, any Shares tendered and not withdrawn, subject to applicable law, until satisfaction or waiver of the conditions to the Offer. In the Merger Agreement, the Purchaser has agreed, subject to the conditions in Section 15 and its rights under the Offer, to accept for payment Shares as promptly as practicable following the expiration of the Offer. For a description of the Purchaser's right to extend the period of time during which the Offer is open, and to amend, delay or terminate the Offer, see Section 14.

  The Company has provided or will provide (upon request of Parent or the Purchaser) the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

  2. ACCEPTANCE FOR PAYMENT AND PAYMENT. Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered and not properly withdrawn by the Expiration Date as soon as practicable after the later of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions set forth in Section 15 (the "Offer Purchaser Date"). For a description of the Purchaser's right to terminate the Offer and not accept for payment or pay for Shares or to delay acceptance for payment or payment for Shares, see Section 14.

  For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment tendered Shares when, as and if the Purchaser gives oral or written notice to the Depositary of its acceptance of the tender of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in Section 3)), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents. For a description of the procedure for tendering Shares pursuant to the Offer, see
Section 3. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occur at different times. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY THE PURCHASER ON THE CONSIDERATION PAID FOR SHARES PURSUANT TO THE OFFER, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

  If the Purchaser increases the consideration to be paid for Shares pursuant to the Offer, the Purchaser will pay such increased consideration for all Shares purchased pursuant to the Offer.

  The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment.

  If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at one of the Book-Entry Transfer Facilities), without expense to the tendering stockholder, as promptly as practicable following the expiration or termination of the Offer.

  3. PROCEDURE FOR TENDERING SHARES. To tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) certificates for the Shares to be tendered must be received by the Depositary at one of such addresses or (ii) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery received by the Depositary including an Agent's Message (as defined below) if the tendering stockholder has not delivered a Letter of Transmittal), in each case prior to the Expiration Date, or (b) the guaranteed delivery procedure described below must be complied with. The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to and received by the Depositary and forming a part of a book-entry confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgement from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

  The Depositary will establish an account with respect to the Shares at each of The Depository Trust Company, Midwest Securities Trust Company and Philadelphia Depository Trust Company (collectively referred to as the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of such Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, the Letter of Transmittal (or facsimile thereof) properly completed and duly executed together with any required signature guarantees or an Agent's Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to a Book-Entry Transfer Facility does not constitute delivery to the Depositary.

  Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a recognized member of a Medallion Signature Guarantee Program (each, of the foregoing, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

  If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates evidencing such Shares are not immediately available or such stockholder cannot deliver such Shares and all other required documents to the Depositary by the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered if all of the following conditions are met:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Purchaser is received by the Depositary (as provided below) by the Expiration Date; and

    (iii) the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantee or an Agent's Message and any other documents required by the Letter of Transmittal, are received by the Depositary within five New York Stock Exchange, Inc. ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery.

  The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

  THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING THROUGH BOOK-ENTRY TRANSFER FACILITIES, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF CERTIFICATES FOR SHARES ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

  Under the federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payments made to certain stockholders pursuant to the Offer. In order to avoid such backup withholding, each tendering stockholder must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal (see Instruction 10 of the Letter of Transmittal) or by filing a Form W-9 with the Depositary prior to any such payments. If the stockholder is a nonresident alien or foreign entity not subject to back-up withholding, the stockholder must give the Depositary a completed Form W-8 Certificate of Foreign Status prior to receipt of any payments.

  By executing a Letter of Transmittal, a tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's proxies in the manner set forth in the Letter of Transmittal to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after January 7, 1996, other than any Loral Space Shares distributed in respect of the Shares in connection with the Spin-Off). All such proxies shall be irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon the acceptance for payment of such Shares by the Purchaser. Upon such acceptance for payment, all prior proxies and consents granted by such stockholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given nor subsequent written consents executed by such stockholder (and, if given or executed, will be deemed ineffective). Such designees of the Purchaser will be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the Company's stockholders, by written consent or otherwise. The Purchaser reserves the right to require that, in order for Shares to be validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser is able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

  The NYSE has advised Parent and the Purchaser that it expects that commencing two business days prior to the Spin-Off Record Date and up to the date Shares are distributed pursuant to the Spin-Off, the Shares will trade on the NYSE with due bills attached. Such due bills will entitle a purchaser of a Share during such period to receive one Loral Space Share from the seller of the Share, when and if such seller receives Loral Space Shares in the Distribution. If Shares are not accepted for purchase pursuant to the Offer and Loral Space Shares are not issued in the Distribution, the due bills will become null and void. Due bills are separate instruments from the Shares which are the subject of the Offer; accordingly, due bills should not be tendered to the Purchaser in the Offer.

  A tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

  All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of Shares determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been properly made until all defects and irregularities relating thereto have been cured or waived. The Purchaser's interpretation of the terms and conditions of the Offer in this regard will be final and binding. None of the Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

  4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after March 11, 1996 unless theretofore accepted for payment as provided in this Offer to Purchase.

  To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn and the name of the registered holder of the Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

  All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. None of the Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

  5. CERTAIN TAX CONSIDERATIONS. The following summary addresses the material federal income tax consequences to holders of Shares who sell their Shares in the Offer. The summary does not address all aspects of federal income taxation that may be relevant to particular holders of Shares and thus, for example, may not be applicable to holders of Shares who are not citizens or residents of the United States or holders of Shares who are employees and who acquired their Shares pursuant to the exercise of incentive stock options; nor does this summary address the effect of any applicable foreign, state, local or other tax laws. The discussion assumes that each holder of Shares holds such Shares as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PRECISE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE PROPOSED TRANSACTIONS.

  Tax Consequences of Receipt of Cash and Loral Space Shares. Assuming that the Purchaser accepts Shares pursuant to the Offer, and the Spin-Off and the Merger are consummated, stockholders who hold their Shares of record on the Spin-Off Record Date, and who also tender their Shares in the Offer or have such Shares exchanged for the Merger Price upon consummation of the Merger, will receive for each such Share consideration consisting of (i) one Loral Space Share and (ii) $38.00 in cash. Stockholders who hold their Shares of record on the Spin-Off Record Date, and who sell such Shares after the date as of which the Spin-Off shall be effected (the "Distribution Date") other than pursuant to the Offer or the Merger, will receive consideration consisting of
(i) one Loral Space Share for each Share held on the Spin-Off Record Date and
(ii) the proceeds from the sale of their Shares. In each of the above-mentioned cases, the receipt of such consideration will be a taxable transaction for federal income tax purposes.

  The proper federal income tax characterization of the Spin-Off as either a dividend or as proceeds from the sale or exchange of Shares is unclear. When addressing the issue of whether a distribution from a corporation in connection with a disposition of all of the shares of that corporation is treated as sale proceeds or as an ordinary income dividend, the courts and the Internal Revenue Service ("IRS") have each reached inconsistent positions and have used inconsistent methods of analysis.

  Certain authorities support treatment of the Offer, the Spin-Off and the Merger as a single integrated transaction in which a holder of Shares receives the cash in an actual exchange for a portion of such holder's Shares and receives the Loral Space Shares in a constructive redemption of such holder's remaining Shares. Parent and the Company have agreed to treat the purchase of Shares in the Offer, the Spin-Off and the Merger in accordance with this analysis for all tax purposes. If this treatment applies, a holder of Shares would recognize gain or loss equal to the difference between (i) the sum of the amount of cash plus the fair market value of the Loral Space Shares received (which fair market value generally should equal the trading value per Loral Space Share on the Distribution Date) and (ii) such holder's adjusted tax basis for such holder's Shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, on the date of the exchange, the stockholder has held the Shares for more than one year.

  Although there are authorities supporting the view that the Loral Space Shares received in the Spin-Off should be treated as having been received in a constructive redemption of a portion of the Shares, certain other authorities support treating the receipt of the Loral Space Shares as taxable in an independent transaction. If the Spin-Off was treated as an independent transaction, the fair market value of the Loral Space Shares would be taxable to the recipient as a distribution from the Company under Section 301 of the Code. It is also possible that the portion of the value of the Loral Space Shares equal to a pro rata portion of some or all of the Loral Space Cash Amount could be treated as received in exchange for such holder's Shares, with only the remaining portion of the value of the Loral Space Shares treated as a distribution under Section 301. In either case, the cash received by a holder of Shares would still be treated as received in exchange for such holder's Shares and would be subject to tax in the manner described above.

  Under Section 301 of the Code, the amount of the distribution would be taxable as a dividend for federal income tax purposes to the extent of the Company's current and accumulated earnings and profits. The amount of the distribution that exceeds such earnings and profits would first be treated as a non-taxable return of capital to the extent of the stockholder's tax basis in such stockholder's Shares, and such stockholder's tax basis in such Shares would be reduced accordingly (but not below zero), and thereafter as capital gain. The determination of a corporation's earnings and profits requires complex factual and legal analyses; moreover, the amount of a corporation's current earnings and profits cannot be determined until the close of its taxable year. Nonetheless, the Company has informed the Purchaser that the Company believes, based upon present estimates of its current and accumulated earnings and profits, that the Company's earnings and profits should exceed the amount of any such distribution. To the extent, if any, that the receipt of Loral Space Shares is treated as a dividend under the foregoing rules, certain corporate stockholders may be eligible for the "dividends received deduction" ("DRD") with respect to such dividend, subject to certain holding period and other limitations. Any such dividend received by a corporate stockholder eligible for the DRD would constitute an "extraordinary dividend" subject to the provisions of Section 1059 of the Code if, in general, the value of the distribution, together with any other distributions received by such holder with respect to its Shares during the 85-day period preceding the Spin-Off, exceeds 10% of the holder's basis in its Shares. If Section 1059 were to apply, a corporate stockholder that has not held its Shares for a period of two years prior to the dividend announcement date would be required to reduce its basis in (thereby increasing its gain on the disposition of) such Shares by the portion of the dividend that was excluded from income by reason of the DRD.

  Under current law, the maximum federal tax rate applicable to long-term capital gains recognized by an individual is 28%, and the maximum federal tax rate applicable to ordinary income (including dividends) and short-term capital gains recognized by individuals is 39.6%. The maximum federal tax rate applicable to all capital gains and ordinary income recognized by a corporation is 35%. It is possible that legislation may be enacted that would reduce the maximum federal tax rate applicable to long-term capital gains, possibly with retroactive effect. It is not possible to predict whether or in what form any such legislation may be enacted.

  Regardless of whether the receipt of the Loral Space Shares is treated as a constructive redemption or a distribution under Section 301 of the Code, a holder's tax basis in the Loral Space Shares generally will be equal to the fair market value of the Loral Space Shares on the Distribution Date, and such holder's holding period for the Loral Space Shares will begin on the day after the Distribution Date.

  Dissenters. A holder of Shares who does not sell Shares in the Offer or the Merger and who exercises and perfects his rights under the NYBCL to demand fair value for such Shares (See Section 10) will recognize capital gain or loss (and may recognize an amount of interest income) attributable to any payment received pursuant to the exercise of such rights and may recognize capital gain or loss or dividend income on the receipt of Loral Space Shares based upon the principles described above.

  Withholding. Unless a stockholder complies with certain reporting and/or certification procedures or is an exempt recipient under applicable provisions of the Code (and regulations promulgated thereunder), such stockholder may be subject to a "backup" withholding tax of 31% with respect to any payments received in the Offer, the Merger or as a result of the exercise of the holder's dissenters' rights. Stockholders should contact their brokers to ensure compliance with such procedures. Foreign stockholders should consult with their tax advisors regarding withholding taxes in general.

  Real Estate Transfer Taxes. Certain states and localities, including New York State and New York City, impose taxes on certain transfers of controlling interests (including transfers pursuant to transactions such as the Offer and the Merger) in entities that own real property (including certain leasehold interests) located in such states and localities ("Real Property Transfer Taxes"). Pursuant to the Tax Sharing Agreement (defined below) Parent and the Company have generally agreed to file any tax returns in respect of Real Property Transfer Taxes required to be filed in connection with the Offer or the Merger and to pay any Real Property Taxes required to be paid as a result of the Offer or the Merger. Although there is no authority directly on point, it is possible that payment of such Real Property Transfer Taxes would not be a taxable event to the stockholders of the Company, or alternatively, that payment of such Real Property Transfer Taxes would be treated as either additional sale proceeds or a deemed distribution taxable as a dividend to the stockholders of the Company.

  THE FOREGOING SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES IS INCLUDED HEREIN FOR GENERAL INFORMATION PURPOSES ONLY. ACCORDINGLY, EACH HOLDER OF SHARES IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE OFFER, THE MERGER AND THE SPIN-OFF.

  6. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are listed and traded on the NYSE under the Symbol "LOR". The following table sets forth, for the calendar periods indicated, the high and low sales prices and dividends paid per share for the Shares on the NYSE as adjusted to reflect the two-for-one stock split distributed on October 7, 1993 and the two-for-one stock split distributed on September 29, 1995.

                                                      HIGH       LOW    DIVIDEND
                                                    --------- --------- --------
      1993 Quarterly Summary:
        First Quarter.............................. $14 13/32 $11 1/8    $0.063
        Second Quarter............................. $15 1/8   $12 23/32  $0.063
        Third Quarter.............................. $16 3/8   $14 1/2    $0.070
        Fourth Quarter............................. $19 3/8   $14 1/2    $0.070
      1994 Quarterly Summary:
        First Quarter.............................. $21 3/8   $17 15/16  $0.070
        Second Quarter............................. $20 3/8   $16 3/4    $0.070
        Third Quarter.............................. $21 3/8   $16 3/4    $0.075
        Fourth Quarter............................. $20 7/16  $18 11/16  $0.075
      1995 Quarterly Summary:
        First Quarter.............................. $22 3/16  $18 3/16   $0.075
        Second Quarter............................. $26 7/16  $21 3/16   $0.075
        Third Quarter.............................. $29 5/16  $24 7/8    $0.080
        Fourth Quarter............................. $36 1/4   $26 7/8    $0.080

  The Merger Agreement prohibits the Company from declaring or paying any dividend or distribution on the Shares (other than the Spin-Off), except that the Company may declare and pay to holders of Shares regular quarterly dividends of not more than $0.08 per Share on the dividend and payment dates normally applicable to the Shares.

  The closing sales price of the Shares as reported by the NYSE was $36.25 per share on January 5, 1996, the last full day of trading prior to the first public announcement of the Offer.

  STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

  7. CERTAIN INFORMATION CONCERNING THE COMPANY. The Company is a New York corporation and its principal executive offices are located at 600 Third Avenue, New York, New York 10016. Through its subsidiaries and divisions, the Company is a leading supplier of advanced electronic systems, components and services to U.S. and foreign governments for defense and non-defense applications, The Company's principal business areas are: electronic combat; training and simulation; tactical weapons; command, control, communications and intelligence (C/3/I)/reconnaissance; systems integration; and telecommunications and space systems. The Company has achieved an incumbent position on a wide range of existing programs through internal growth and development and a series of acquisitions focused on its core technologies.

  The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and is required to file reports and other information with the Securities and Exchange Commission (the "Commission") relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be described in periodic statements distributed to the Company's stockholders and filed with the Commission. These reports, proxy statements and other information, including the Company's Annual Report on Form 10-K for the year ended March 31, 1995 (the "Company 10-K") and the Schedule 14D-9, should be available for inspection and copying at the Commission's office at 450 Fifth Street, N.W., Washington D.C. 20549, and at the regional offices of the Commission located at 75 Park Place, New York, New York 10007 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

  The above information concerning the Company and the information contained herein regarding the Spin-Off have been taken from or based upon the Company 10-K and other publicly available documents on file with the Commission, other publicly available information and information provided by the Company. Although neither the Purchaser nor Parent has any knowledge that would indicate that such information is untrue, neither the Purchaser nor Parent nor the Dealer Manager takes any responsibility for, or makes any representation with respect to, the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to the Purchaser or Parent or the Dealer Manager.

  A copy of this Offer to Purchase, and certain of the agreements referred to herein, are attached as exhibits to the Purchaser's Tender Offer Statement on
Schedule 14D-1, dated January 12, 1996 (the "Schedule 14D-1"), which has been filed with the Commission. The Schedule 14D-1 and the exhibits thereto, along with such other documents as may be filed by the Purchaser with the Commission, may be examined and copied from the offices of the Commission in the manner set forth in the second paragraph of this Section 7.

  Summary Financial Information for the Company. The following table sets forth certain summary consolidated financial information with respect to the Company and its subsidiaries excerpted or derived from the audited financial statements contained in the Company's annual report on Form 10-K and the unaudited financial information contained in the Company's Quarterly Reports on Form 10-Q for the six months ended September 30, 1995 and 1994. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such documents (which may be inspected and obtained as described above), including the financial statements and related notes contained therein. Neither Parent nor the Purchaser nor the Dealer Manager assumes any responsibility for the accuracy of the financial information set forth below.

                               LORAL CORPORATION
                    SUMMARY FINANCIAL INFORMATION--(NOTE 1)
                                 (IN MILLIONS)

                                       UNAUDITED
                                   SIX MONTHS ENDED      AUDITED FROM 10-K
                                     SEPTEMBER 30,     YEARS ENDED MARCH 31,
                                   ----------------- --------------------------
                                     1995     1994     1995     1994     1993
                                   -------- -------- -------- -------- --------
   OPERATING DATA:
   Sales.........................  $3,109.1 $2,690.1 $5,484.4 $4,008.7 $3,335.4
   Operating Income..............     318.7    236.7    564.5    401.4    296.3
   Income Before Extraordinary
    Item and Cumulative Effect of
    Changes in Accounting........     151.3    121.2    288.4    228.3    159.1
   Net Income (Loss).............     151.3    121.2    288.4    228.3    (92.1)
                                     SEPTEMBER 30,           MARCH 31,
                                   ----------------- --------------------------
                                     1995     1994     1995     1994     1993
                                   -------- -------- -------- -------- --------
   BALANCE SHEET DATA:
   Total Assets..................  $5,827.6 $5,011.0 $4,810.3 $5,176.2 $3,228.1
   Working Capital...............     533.8    686.5    536.6    554.4    610.5
   Total Debt....................   1,833.3  1,559.0  1,316.5  1,798.0    534.0
   Shareholders' Equity..........   1,859.4  1,502.8  1,687.5  1,381.3  1,187.9

--------
Note 1: The accompanying unaudited, consolidated, summary financial information consists of the consolidated financial information of the various businesses of the Company.

  Summary Financial Information for Retained Business. The summary unaudited financial data for the Retained Business (the "Retained Business Financial Data") in the following table has been provided to Parent and the Purchaser by the Company. The Company has advised Parent and the Purchaser that the Retained Business Financial Data has been derived from the consolidated financial statements of the Company. This financial data is presented in considerably less detail than complete financial statements and does not include all of the disclosures required by generally accepted accounting principles. Neither Parent nor the Purchaser nor the Dealer Manager assumes any responsibility for the accuracy of the Retained Business Financial Statements.

                               RETAINED BUSINESS
                    SUMMARY FINANCIAL INFORMATION--(NOTE 1)
                                 (IN MILLIONS)
                                  (UNAUDITED)

                         SIX MONTHS ENDED
                           SEPTEMBER 30,          YEAR ENDED MARCH 31,
                         ----------------- -----------------------------------
                           1995     1994      1995        1994        1993
                         -------- -------- ----------- ----------- -----------
OPERATING DATA:                            $           $           $
Sales................... $3,109.1 $2,690.1    $5,484.4    $4,008.7    $3,335.4
Operating Income........    317.8    235.9       564.5       401.2       295.4
Income Before
 Extraordinary Item and
 Cumulative Effect of
 Changes in Accounting..    159.9    118.8       296.2       231.9       164.3
Net Income (Loss).......    159.9    118.8       296.2       231.9       (80.1)
                           SEPTEMBER 30,                MARCH 31,
                         ----------------- -----------------------------------
                           1995     1994      1995        1994        1993
                         -------- -------- ----------- ----------- -----------
BALANCE SHEET DATA:
Total Assets............ $5,572.5 $4,852.7    $4,558.3    $5,016.9    $3,091.1
Working Capital.........    511.8    686.7       531.4       551.2       606.7
Total Debt..............  1,833.3  1,559.0     1,316.5     1,798.0       534.0
Shareholders' Equity....  1,592.1  1,344.9     1,430.3     1,218.8     1,047.1

--------
Note 1: The accompanying unaudited, consolidated, summary financial information consists of the consolidated financial information of the various businesses of the Company which constitute the Retained Business.

  Projected Financial Information. In the course of the discussions between representatives of Parent and the Company (see Section 10), the Company provided Parent with certain projected financial data for the fiscal years ending March 31, 1996, March 31, 1997, March 31, 1998 and March 31, 1999. This data was not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections, and is included in this Offer to Purchase only because it was provided to Parent. The Company's independent auditors have not examined, compiled or applied any procedures with respect to this data and express no opinion or any kind of assurance thereon. None of Parent, the Purchaser or the Company, or any of their respective financial advisors or the Dealer Manager assumes any responsibility for the validity, reasonableness, accuracy or completeness of this projected data. While presented with numerical specificity, this projected data is based upon a variety of assumptions relating to the businesses of the Company which may not be realized and is subject to significant uncertainties and contingencies, many of which are beyond the control of the Company and, therefore, this projected data is inherently imprecise, and there can be no assurance that projected financial results or any valuation assumed therein will be realized. It is expected that there will be a difference between actual and estimated or projected results and actual results may vary materially from those shown. The Company does not intend to update or otherwise revise this projected data prior to the consummation of the Merger. The projected financial data set forth below should be read together with the Retained Business Financial Data included above.

                               RETAINED BUSINESS
                        PROJECTED FINANCIAL INFORMATION
                                 (IN MILLIONS)
                                  (UNAUDITED)

                                                    YEAR ENDING MARCH 31,
                                                 ------------------------------
                                                  1996    1997    1998    1999
                                                 ------  ------  ------  ------
     Sales...................................... $6,300  $6,800  $7,300  $8,000
     Operating Income........................... $  703  $  762  $  827  $  922
     Margin on Operating Income.................   11.2%   11.2%   11.3%   11.5%
     Free Cash Flow*............................ $  600  $  610  $  630  $  660

--------
* "Free Cash Flow" consists of net cash from operating activities, less net capital expenditures, plus proceeds of stock purchases by employee benefit plans and exercises of stock options, in each case during the year in question.

  8. CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT. The Purchaser is a newly formed New York corporation and a wholly owned subsidiary of Parent. To date, Purchaser has not conducted any business other than in connection with the Offer. Until immediately prior to the time the Purchaser purchases Shares pursuant to the Offer, it is not anticipated that the Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer. Because the Purchaser is a newly formed corporation and has minimal assets and capitalization, no meaningful financial information regarding the Purchaser is available.

  Parent is a holding company for the Lockheed Corporation and the Martin Marietta Corporation and their respective subsidiaries. The businesses of Parent are organized into five major operating sectors: Aeronautics; Electronics; Energy and Environment; Information and Technology Services; and Space and Strategic Missiles. Prior to the Offer, Parent began a process designed to result in the merger of the five largest direct or indirect subsidiaries of Parent with and into Parent. These subsidiaries include Lockheed Corporation and Martin Marietta Corporation. This process is not related to the Offer and it is presently anticipated that these mergers will occur effective as of January 28, 1996. The mergers are subject to certain conditions including the approval of the Boards of Directors of the various companies involved. The principal executive offices of Parent and Purchaser are located at 6801 Rockledge Drive, Bethesda, Maryland 20817.

  The name, citizenship, business address, principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser and Parent are set forth in Schedule I hereto.

  Set forth below is a summary of certain consolidated financial information with respect to Parent and its consolidated subsidiaries excerpted or derived from the information contained in or incorporated by reference into Parent's Annual Report on Form 10-K for the year ended December 31, 1994 filed with the Commission pursuant to Rule 15d-2 of the Exchange Act (the "Parent 10-K") and Parent's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995. More comprehensive financial information is included in or incorporated by reference into the Parent 10-K and other documents filed by Parent, Martin Marietta Corporation and Lockheed Corporation with the Commission, and the financial information summary set forth below is qualified in its entirety by reference to the Parent 10-K and such other documents and all the financial information and related notes contained therein.

                          LOCKHEED MARTIN CORPORATION

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN MILLIONS, EXCEPT PER SHARE DATA)

                                          AT OR FOR
                                         NINE MONTHS
                                            ENDED         AT OR FOR YEAR
                                        SEPTEMBER 30,   ENDED DECEMBER 31,
                                        ------------- ------------------------
                                            1995      1994/3/  1993/2/ 1992/1/
                                        ------------- -------  ------- -------
                                         (UNAUDITED)
Income Statement Data:
 Net sales.............................    $16,801    $22,906  $22,397 $16,030
 Earnings before cumulative effect of
  changes in accounting................        371      1,055      829     649
 Net earnings (loss)...................        371      1,018      829    (361)
Balance Sheet Data:
 Working capital.......................      2,044      2,508    1,770   1,654
 Intangible assets related to contracts
  and programs acquired................      1,861      1,971    2,127      42
 Cost in excess of net assets acquired.      2,794      2,831    2,697     841
 Total assets..........................     18,366     18,049   17,108  10,827
 Long-term debt (including
  current maturities)..................      3,607      3,879    4,372   2,130
 Stockholders' equity..................      6,255      6,086    5,201   3,482
 Earnings (loss) per common share
  Assuming no dilution:
   Before cumulative effect of
    changes in accounting..............    $  1.72    $  5.32  $  3.99 $  3.31
   Cumulative effect of changes
    in accounting......................        --        (.20)     --    (5.15)
                                           -------    -------  ------- -------
                                           $  1.72    $  5.12  $  3.99 $ (1.84)
                                           =======    =======  ======= =======
  Assuming full dilution:
   Before cumulative effect of
    changes in accounting..............    $  1.67    $  4.83  $  3.75 $  3.31
   Cumulative effect of changes
    in accounting......................        --        (.17)     --    (5.15)
                                           -------    -------  ------- -------
                                           $  1.67    $  4.66  $  3.75 $ (1.84)
                                           =======    =======  ======= =======

  Parent is subject to the informational filing requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's directors and executive officers, their remuneration, the

1. Reflects the adoption of Statement of Financial Accounting Standards (SFAS) No. 106, Employers' Accounting for Postretirement Benefits Other than Pensions, and SFAS No. 112, Employers' Accounting for Postemployment Benefits.
2. Reflects the purchase of Lockheed Fort Worth Company effective February 28, 1993 and the GE Aerospace business combination effective April 2, 1993.
3. Reflects the adoption of Statement of Position No. 93-6, Employers' Accounting for Employee Stock Ownership Plans.

principal holders of Parent's securities and any material interest of such persons in transactions with Parent is required to be described in periodic statements delivered to Parent's stockholders and filed with the Commission. Parent has not been a reporting company under the Exchange Act for a full year and certain of these documents are not yet due to be, and therefore have not been, filed with the Commission. As described above, Parent is a holding company for Lockheed Corporation and Martin Marietta Corporation, each of which was subject to the informational requirements of the Exchange Act with respect to events through March 15, 1995 (at which time Lockheed Corporation and Martin Marietta Corporation combined and become subsidiaries of Parent), and was required to file reports and other information with the Commission relating to its business, financial condition and other matters. Such reports and other information, including the Parent 10-K, may be inspected and copies may be obtained from the offices of the Commission in the same manner as set forth in Section 7.

  For information regarding certain material business relationships during the previous three fiscal years of the Company between the Company and its affiliates, on the one hand, and the Parent and its affiliates, on the other hand, see the information set forth on Schedule III attached hereto.

  Except as set forth in the immediately preceding paragraph or elsewhere in this Offer to Purchase, none of Parent, the Purchaser or any of their affiliates (collectively the "Purchaser Entities"), or, to the best knowledge of any of the Purchaser Entities, any of the persons listed on Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of the Purchaser Entities, or, to the best knowledge of any of the Purchaser Entities, any of the persons listed on Schedule I, has had, since April 1, 1993, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission. Except as set forth in this Offer to Purchase, since April 1, 1993, there have been no contacts, negotiations or transactions between the Purchaser Entities, or their respective subsidiaries or, to the best knowledge of any of the Purchaser Entities, any of the persons listed on Schedule I, and the Company or its affiliates, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets. None of the Purchaser Entities or, to the best knowledge of any of the Purchaser Entities, any of the persons listed on Schedule I, beneficially owns any Shares or has effected any transactions in the Shares in the past 60 days.

  9. SOURCE AND AMOUNTS OF FUNDS. The total amount of funds required by the Purchaser to acquire all outstanding Shares pursuant to the Offer and the Merger, to consummate the transactions contemplated by the Offer, the Merger Agreement and the Distribution Agreement, to refinance certain indebtedness of the Company, and to pay fees and expenses relating to the Offer and the Merger is estimated to be approximately $8.4 billion. These funds will be provided to the Purchaser by Parent either through an equity investment in, or debt financing provided to, Purchaser or a combination thereof. Parent intends to obtain these funds, together with the funds necessary to provide working capital to support the combined operations of Parent and its subsidiaries, including the Company and its subsidiaries following the closing of the Offer, from loans to be provided by Morgan Guaranty Trust Company of New York (together with its affiliates, "Morgan Guaranty"), Bank of America National Trust and Savings Association (together with its affiliates, "Bank of America"; collectively with Morgan Guaranty, the "Co-Arrangers"), Citibank USA, Inc. (together with its affiliates, "Citibank"), as managing agent, and a syndicate of other commercial banks (the "Banks") to be formed by the Co-Arrangers. It is anticipated that the loans to be provided by Morgan Guaranty, Bank of America, Citibank, and the other Banks (which are collectively referred to as the "Bank Financing") will be fully and unconditionally guaranteed by Purchaser and certain other subsidiaries of Parent and are collectively referred to as the "Bank Financing." Alternatively, Parent may obtain all or a portion of the necessary financing through the issuance of commercial paper backed by the Bank Financing. The existing revolving credit facilities of Parent and the Company will be terminated in connection with the closing of the Offer and the consummation of the Bank Financing.

  Set forth below is a summary description of the Bank Financing. Consummation of the Bank Financing is subject to, among other things, successful syndication of the Bank Financing and the negotiation and execution of definitive financing agreements on terms satisfactory to Parent, Purchaser and the Co-Arrangers. The summary description does not purport to be complete, and there can be no assurance that the terms set forth below will be contained in such agreements or that such agreements will not contain additional provisions.

  Parent has received commitments from Morgan Guaranty and Bank of America pursuant to which each of them has agreed to provide up to $1.375 billion of the Bank Financing, and from Citibank pursuant to which it has agreed to provide up to $750 million of the Bank Financing. The Co-Arrangers also have agreed to act as agents for an anticipated commercial bank syndicate (including the Co-Arrangers and Citibank). Morgan Guaranty has advised Parent that, based upon its knowledge of, and experience in, the loan syndication market and subject to certain assumptions, it is highly confident that it will be able to arrange a syndicate of lenders for an additional $6.5 billion.

  Parent has agreed to pay certain fees to Morgan Guaranty, Bank of America and to Citibank as managing agent, and has agreed to pay Bank of America, as Administrative Agent under the Credit Facilities, an annual administrative fee. Parent also has agreed to pay certain of the expenses of the Co-Arrangers incurred in connection with the Bank Financing and to provide the Co-Arrangers, Citibank, as the Managing Agent, and their respective directors, officers, employees, and affiliates with customary indemnification.

  The Bank Financing will consist of two facilities which will be entered into prior to or concurrently with the consummation of the Offer. The credit facilities will consist of a 364-day unsecured revolving credit facility in the amount of $5 billion (the "Short-Term Facility") and a five-year unsecured revolving credit facility in the amount of $5 billion (the "Five-Year Facility"). The Short-Term Facility and the Five-Year Facility are collectively referred to as the "Credit Facilities." The Short-Term Facility will have a final maturity 364 days after the date of execution of the definitive financing agreement for the Short-Term Facility. There will be no required prepayments or scheduled reductions of availability of loans under the Credit Facilities.

  Revolving loans under the Credit Facilities will bear interest, at the option of Parent, at (i) a base rate equal to the higher of the rate announced from time to time by Bank of America as its reference rate or the daily Federal Funds rate plus 0.5%; (ii) the London interbank offered rate ("LIBOR") for one-, two-, three-, six- (or subject to the Banks' consent) twelve-month periods plus an interest rate margin based on the rating for senior, unsecured long-term debt of Parent announced from time to time by Standard & Poor's Corporation ("S&P") and Moody's Investor Services, Inc. ("Moody's"); (iii) a reserve- and FDIC insurance-adjusted rate for 30-,60-, 90-, or 180-day certificates of deposit (the "CD Rate") plus an interest rate margin based on the rating for senior, unsecured long-term debt of Parent announced from time to time by S&P and Moody's; or (iv) a money market bid rate based on competitive bids solicited of the Banks and accepted by Parent pursuant to an auction mechanism under the Credit Facilities. The interest rate margins over LIBOR and the CD Rate range from .165% and .29%, respectively, to .31% and
 .435%, respectively, for the Short-Term Facility, and from .145% and .27%, respectively, to .50% and .625%, respectively, for the Five-Year Facility, depending on the level of such ratings. Interest will be payable quarterly in arrears based on a 365/366-day year for the reference rate used in determining the rate on base rate loans and will be payable semi-annually in arrears or at the end of the relevant interest period, whichever is sooner, based on a 360-day year and the actual number of days elapsed for LIBOR and CD Rate loans. Money market bid rate loans will bear interest at rates established on the basis of a bidding procedure and interest will be payable at such times as are determined by such procedures.

  Facility fees under the Credit Facilities will be payable to each Bank on the amount of its commitment, whether used or unused, based on the rating for senior, unsecured long-term debt of Parent announced from time to time by S&P and Moody's. The facility fees for the Short-Term Facility will range from
 .06% to .09% and the facility fees for the Five-Year Facility will range from .08% to .25%, depending on the level of such ratings.

  Each Bank's obligation to make loans under the Credit Facilities will be subject to, among other things, the negotiation, execution, and delivery of definitive financing agreements (collectively, the "Bank Financing Agreements"), and the compliance by Parent and Purchaser thereunder. The covenants in the Bank Financing

Agreements will include but not be limited to covenants limiting the ability of Parent and certain of its subsidiaries to encumber certain of their assets, and a covenant not to exceed a maximum leverage ratio. It is anticipated that the Bank Financing Agreements will include terms, conditions, representations, warranties, covenants, indemnities, events of default, and other provisions customary in such agreements.

  Following closing of the Offer, it is anticipated that Parent will refinance all or a portion of the borrowings under the Credit Facilities contemplated herein with funds raised in the public or private securities markets. In the event the Offer has not been consummated by April 30, 1996 the Offer is conditioned upon obtaining the financing described herein (the "Financing Condition"). See Section 15.

  10. BACKGROUND OF THE OFFER; THE MERGER AGREEMENT; THE SPIN-OFF; THE RIGHTS AGREEMENT.

BACKGROUND OF THE OFFER

  Reductions in the Federal defense budgets for research, development, test and evaluation and procurement over the last several years have caused continued pressures on participants in the aerospace/defense industry to consolidate in order to maintain critical mass and production economies. Both Parent and the Company have been active participants in the consolidation of the industry. In light of the anticipated continuation of the recent consolidations in the aerospace/defense industry, the management and Board of Directors of Parent have reviewed periodically Parent's strategic plans, including but not limited to the possibility of making acquisitions and potential internal investments and entering into joint ventures and business combinations with companies engaged in a similar or related business.

  On July 31, 1995, representatives of Bear Stearns met with Mr. Bernard L. Schwartz, the chairman and chief executive officer of the Company, to review certain recent developments in the defense industry, including certain current trends and opportunities with respect to the consolidation of the defense industry. At this meeting Mr. Schwartz stated to Bear Stearns that the Company might be willing to consider a possible transaction with Parent if Parent was similarly interested. On August 11, 1995 and again on August 24, 1995, representatives of Bear Stearns met with certain members of the senior management of Parent, including Mr. Daniel M. Tellep, Chairman of the Board and Chief Executive Officer of Parent, and Mr. Norman R. Augustine, the President of Parent, in order to also review developments in the defense industry. At these meetings representatives of Bear Stearns indicated that the Company might be willing to consider a possible transaction with Parent.

  On September 14, 1995, Mr. Augustine and Mr. Schwartz were attending a meeting at the Pentagon with certain government officials on an unrelated matter. After this meeting Mr. Augustine and Mr. Schwartz briefly discussed the general topic of a possible transaction between Parent and the Company and they agreed to meet at a subsequent date to discuss the matter further. Thereafter, on September 20, 1995, Mr. Augustine and Mr. Schwartz met to discuss the broad outlines of a possible transaction between Parent and the Company. On the following day, September 21, 1995, Mr. Tellep had a telephone conversation with Mr. Schwartz following up on the matters discussed at the meeting between Mr. Schwartz and Mr. Augustine the day before. On September 28, during a regularly-scheduled meeting of the Parent Board, Mr. Tellep informed the Parent Board of the discussions with senior management of the Company and members of Parent's management.

  During the course of discussions over September and October, the parties initially discussed a possible transaction involving only the defense and systems integration-related businesses of the Company in which the Company's stockholders would receive stock consideration having a value of approximately $32 per share in a stock-for-stock merger transaction (assuming pooling-of-interests accounting treatment). At a meeting on October 31, 1995, and at a later meeting on November 8, 1995, representatives of both parties, including Messrs. Tellep, Augustine and Schwartz, met to further discuss the possibility of a transaction between Parent and the Company. In particular, the parties discussed certain management and organizational issues, as well as certain broad transaction valuation parameters. Messrs. Tellep, Augustine and Schwartz agreed that representatives of the two companies should meet to explore various possibilities.

  On November 17, 1995, and at subsequent meetings during the remainder of November (including meetings on November 27-28, 1995), members of the management of Parent and the Company, together with their respective legal counsel and representatives of Bear Stearns, met to discuss several different possible transaction structures and various financial, operational, accounting and legal issues relating to a transaction between Parent and the Company. The discussions at these meetings focused initially on structuring the proposed transaction as a stock-for-stock merger, but due to pooling-of-interests accounting and other concerns raised by a spin-off structure, the parties agreed to pursue an all-cash transaction instead. Additionally, the parties had preliminary discussions regarding the possibility of Parent acquiring a 20% equity interest in Loral Space.

  On December 1, 1995, during a special telephonic meeting of the Parent Board, Mr. Tellep updated the Parent Board with respect to the current discussions between senior management of the Company and members of Parent's management and discussed with the Parent Board certain of the business and other issues which had been raised in the course of those discussions. On December 4, 1995, Parent and the Company entered into a Confidentiality and Standstill Agreement (the "Confidentiality and Standstill Agreement"), relating to, among other things, the information to be provided by each company to the other and limiting the ability of each party for three years to acquire any voting securities or assets of, or solicit proxies or make a public announcement of a proposal for any extraordinary transaction with respect to, the other party. Parent and the Company subsequently obtained various financial and other information regarding each other's business.

  At a meeting on December 5, 1995, Messrs. Tellep, Augustine and Schwartz, and Mr. Frank C. Lanza, the President and Chief Operating Officer of the Company, met to further discuss the proposed transaction between Parent and the Company, and various operational and management issues related thereto. On the same day, other officers and certain legal representatives of the two companies, as well as representatives of Bear Stearns, met to discuss structure and business issues, and commenced financial due diligence. On December 7, 1995, during a regularly-scheduled meeting of the Parent Board, Parent's management provided the members of the Parent Board with an update of the recent discussions between the senior management of the Company and members of Parent's management. Representatives of Bear Stearns also reviewed with the Parent Board various financial and industry-related issues relating to a possible transaction with the Company.

  During this period, meetings also occurred between certain members of the management of Parent, the Company and representatives of Bear Stearns to continue negotiating price and to discuss, among other things, various organizational and operational aspects of a possible transaction. In addition, during this period the legal representatives of each company met to discuss, among other things, the possible structure of a transaction and related legal issues.

  At meetings held in early December, Messrs. Tellep, Augustine and Schwartz, together with representatives of Bear Stearns and certain legal counsel of both parties, continued their discussions as to specific organizational and operational issues related to the proposed transaction. Although the parties had made progress at these meetings, the parties acknowledged that there were still very significant issues relating to a proposed transaction that were not yet resolved and that further study by each party of the various issues which had been raised by the proposed transaction would be beneficial. On December 15, 1995, at a special telephonic meeting of the Parent Board, Parent's management provided the members of the Parent Board with a further update of the recent discussions between the senior management of the Company and members of Parent's management, and the outstanding issues between the parties relating to price, management structure and various other matters.

  During the week commencing December 18, 1995, Parent and its legal advisers delivered initial drafts of the principal transaction documents to the Company and its legal advisers, and over the next two weeks the parties and their respective legal counsel met to discuss and negotiate with respect to the principal transaction documents.

  At subsequent meetings on December 21, 1995 and December 22, 1995 involving Messrs. Tellep, Augustine and Schwartz and various other members of the management of both Parent and the Company, along with representatives of Bear Stearns and certain legal counsel to Parent and the Company, the parties continued to discuss the structure of the proposed transaction, various operational and management issues relating to the transaction, and various price, timing and other significant terms and conditions related thereto. Although substantial progress was made at these latter meetings with respect to certain outstanding issues relating to the proposed transaction, certain issues remained unresolved.

  Commencing on January 2, 1996, members of Parent management met with members of the Company's management to review various information relating to the Company and to conduct a detailed due diligence review relating to the proposed transaction. In addition, during this period, legal representatives of each company and various outside financial and accounting advisors of Parent and the Company met to conduct business, financial, accounting and legal due diligence, to discuss outstanding legal and other issues and to continue to negotiate the terms of the Merger Agreement, the Distribution Agreement and the other transaction documents.

  At a special meeting of the Parent Board on January 7, 1996, a presentation regarding a possible transaction with the Company was made to the Parent Board by senior management. The presentation to and discussion by the Parent Board was wide-ranging and included, among other things, a review of (i) management's current view of the financial condition and prospects of the Company and Parent; (ii) the strategic value of the proposed transaction and the possible effects of the transaction on Parent's stockholders, operations, customers and future growth and its financial condition and prospects; and
(iii) the current state of the industry consolidation and potential consolidation opportunities and trends in the foreseeable future. A review of the Company's organization, businesses, management and financials was provided to the Parent Board, together with a discussion of the potential strategic benefits of the proposed transaction. A summary of the financial implications was also provided, as well as a comparison of the transaction to other strategic alternatives available to Parent. In addition, Bear Stearns presented its views as to possible market reactions and competitive responses to the potential transaction. The General Counsel of the Company and one of the representatives of Parent's outside legal advisors also reviewed with Parent's Board the duties of the directors in considering such transaction and various legal issues relating to the proposed transaction. In addition, Bear Stearns rendered its written opinion to the Parent Board that the Offer, the Merger and the acquisition of twenty percent (20%) equity interest in Loral Space, taken as a whole, were fair from a financial point of view to the stockholders of Parent. After receiving such advice and after reviewing various additional information relating to the transaction, the Parent Board unanimously approved the terms and conditions of the proposed transaction with the Company, including the terms and conditions of the Merger Agreement, the Distribution Agreement and the other transaction documents contemplated thereby.

  The parties executed the Merger Agreement and the Distribution Agreement as of January 7, 1996 and publicly announced the transaction on January 8, 1996.

  On January 12, 1996, Purchaser commenced the Offer.

 THE MERGER AGREEMENT

  The following is a summary of certain provisions of the Merger Agreement. A copy of the Merger Agreement (with certain Exhibits omitted) is attached hereto as Exhibit A and is incorporated herein by reference. The following summary is qualified in its entirety by reference to the Merger Agreement.

  The Offer. The Merger Agreement provides for the making of the Offer by the Purchaser. The Purchaser has agreed to accept for payment and pay for all Shares tendered pursuant to the Offer as soon as practicable following the Expiration Date and to extend the Offer until immediately following the Spin-Off Record Date and the expiration or termination of any applicable waiting period under the Antitrust Laws. The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to (i) the satisfaction or waiver of all of the conditions to the Spin-Off, (ii) the tender and non-withdrawal of Shares which, when added to the Shares then beneficially owned by Parent, constitutes two-thirds of the outstanding Shares and represents two-thirds of the voting power of the outstanding Shares on a fully diluted basis, and (iii) the satisfaction of certain other conditions described in Section 15. The Purchaser has agreed that, without the written consent of the Company, no amendment to the Offer may be made which changes the form of consideration to be paid or decreases the price per Share, the number of Shares sought in the Offer or which imposes additional conditions to the Offer other than those described in Section 15 or amends any other term of the Offer in any manner materially adverse to holders of Shares.

  The Merger. The Merger Agreement provides that, following the purchase of Shares pursuant to the Offer, and the satisfaction or waiver of the other conditions to the Merger, the Purchaser will be merged with and into the Company. The Merger will become effective at such time (the "Effective Time") as a certificate of merger or, if applicable, a certificate of ownership and merger, is filed with the Secretary of State of the State of New York in the manner required by the New York Business Corporation Law (the "NYBCL").

  At the Effective Time, (i) except as provided in (ii) below, each Share issued and outstanding immediately prior to the Effective Time will be converted into the right to receive $38.00 in cash, or any higher price paid per Share in the Offer, without interest (the "Merger Price"); (ii) (a) each Share held in the treasury of the Company or held by any subsidiary of the Company (other than a subsidiary that will be owned directly or indirectly by the Company following the Spin-Off (each such company a "Retained Subsidiary")) and each Share held by Parent or any subsidiary of Parent immediately prior to the Effective Time will be cancelled and retired and cease to exist; provided, that Shares held beneficially or of record by any plan, program or arrangement sponsored or maintained for the benefit of employees of Parent or the Company or any subsidiaries thereof will not be deemed to be held by Parent or the Company regardless of whether Parent or the Company has, directly or indirectly, the power to vote or control the disposition of such shares; (b) each Share held by any holder who has not voted in favor of the Merger and has delivered a written objection to the Merger and demanded fair value with respect to such Share in accordance with Section 623 of the NYBCL will not be converted into or be exchangeable for the right to receive the Merger Price (the "Dissenting Shares"); and (iii) each share of common stock of the Purchaser issued and outstanding immediately prior to the time of the Effective Date will be converted into and exchangeable for one share of common stock of the Surviving Corporation.

  The Company will take all actions (including, but not limited to, obtaining any and all consents from employees to the matters contemplated by Section
2.10 of the Merger Agreement) necessary to provide that all outstanding options and other rights to acquire Shares ("Stock Options") granted under any stock option plan, program or similar arrangement of the Company or any subsidiary of the Company, each as amended (the "Option Plans"), will become fully exercisable and vested on the date (the "Vesting Date") which will be set by the Company and which, in any event, shall be not less than 30 days prior to the consummation of the Offer, whether or not otherwise exercisable and vested. All Stock Options which are outstanding immediately prior to Purchaser's acceptance for payment and payment for Shares tendered pursuant to the Offer will be cancelled as of the consummation of the Offer and the holders thereof (other than holders who are subject to the reporting requirements of Section 16(a) of the Exchange Act) will be entitled to receive from the Company, for each Share subject to such Stock Option, (1) an amount in cash equal to the difference between the Merger Price and the exercise price per share of such Stock Option, which amount will be payable upon consummation of the Offer, plus (2) one share of common stock, par value $0.01 per Share of Loral Space ("Loral Space Common Stock" or "Spinco Common Stock"), which will be held by an escrow agent pending delivery on the Distribution Date. All applicable withholding taxes attributable to the payments made hereunder or to distributions contemplated hereby will be deducted from the amounts payable under clause (1) above and all such taxes attributable to the exercise of Stock Options on or after the Vesting Date will be withheld from the proceeds received in the Offer or the Merger, as the case may be, in respect of the Shares issuable on such exercise.

  The Company will take all actions (including, but not limited to, obtaining any and all consents from employees to the matters contemplated by the Merger Agreement) necessary to provide that all restrictions on transferability with respect to each Share which is granted pursuant to the Company's 1987 Restricted Stock Purchase Plan (the "1987 Plan") and which is outstanding and not vested on the Vesting Date will lapse, and each such Share will become free of restrictions as of the Vesting Date. All applicable withholding taxes attributable to the vesting of restricted Shares will be withheld from the proceeds received in respect of such Shares in the Offer or the Merger, as the case may be.

  Except as provided in the Merger Agreement or as otherwise agreed to by the parties and to the extent permitted by the Option Plans and the 1987 Plan, (i) the Option Plans and the 1987 Plan will terminate as of the Effective Time and the provisions in any other plan, program or arrangement, providing for the issuance or grant by the Company or any of its subsidiaries of any interest in respect of the capital stock of the Company or any of its subsidiaries will be deleted as of the Effective Time and (ii) the Company will use all reasonable efforts to ensure that following the Effective Time no holder of Stock Options or any participant in the Option Plans or any other such plans, programs or arrangements will have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

  The Merger Agreement provides that the restated certificate of incorporation and by-laws of the Company at the Effective Time will be the certificate of incorporation and by-laws of the Surviving Corporation until amended in accordance with applicable law; provided, that promptly following the Effective Time, the certificate of incorporation of the Company will be amended to change the name of the Surviving Corporation so that the word "Loral" will be deleted therefrom. The Merger Agreement also provides that the directors and officers of the Purchaser at the Effective Time will be the initial directors and officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the certificate of incorporation and by-laws of the Surviving Corporation, or as otherwise provided by applicable law.

  Recommendation. In the Merger Agreement, the Company states that the Board of Directors has unanimously (i) determined that the Offer, the Merger and the Spin-Off are fair to and in the best interests of the stockholders of the Company and (ii) resolved to recommend acceptance of the Offer and approval and adoption of the Merger Agreement and the Merger by the stockholders of the Company.

  Interim Agreements of Parent, Purchaser and the Company. Pursuant to the Merger Agreement, the Company has covenanted and agreed that, during the period from the date of the Merger Agreement to the consummation of the Offer and until such time as the directors designated by Parent in accordance with the Merger Agreement constitute in their entirety a majority of the Company's Board of Directors (the "Board Reorganization"), the Company and its subsidiaries (other than Loral Space and the Loral Space Companies (as defined below)) will each conduct its operations according to its ordinary course of business, consistent with past practice, and will use its commercially reasonable efforts to (i) preserve intact its business organization, (ii) maintain its material rights and franchises, (iii) keep available the services of its officers and key employees, and (iv) keep in full force and effect insurance comparable in amount and scope of coverage to that maintained as of the date of the Merger Agreement (collectively the "Ordinary Course Obligations"); provided, that Loral Space and the Loral Space Companies will comply with the Ordinary Course Obligations to the extent that non-compliance therewith could adversely affect the Retained Business or adversely affect (or materially delay) the consummation of the Offer, the Merger or the Spin-Off. "Loral Space Companies" means Loral General Partner, Inc., a Delaware corporation ("LGP"), SS/L, Globalstar, Globalstar Telecommunications Limited, a company organized under the laws of Bermuda ("GTL"), Loral Globalstar, L.P., a Delaware limited partnership, Loral Globalstar Limited, a Cayman Islands corporation ("LGL"), K&F Industries, Inc., a Delaware corporation ("K&F"), Loral/QUALCOMM Partnership, L.P., a Delaware limited partnership ("LQP"), Loral/QUALCOMM Satellite Services. L.P., a Delaware limited partnership ("LQSS"), Continental Satellite Corporation, a California corporation ("Continental"), Loral Travel Services Inc., a Delaware corporation, Loral Properties Inc., a Delaware corporation and each of the subsidiaries of such companies.

  Without limiting the generality of and in addition to the foregoing, and except as otherwise contemplated by the Merger Agreement, the Tax Sharing Agreement (as defined below) or the Distribution Agreement (the Tax Sharing Agreement together with the Distribution Agreement, the "Ancillary Agreements"), prior to the consummation of the Offer and the Board Reorganization, neither the Company nor any of its subsidiaries (other than Loral Space and the Loral Space Companies insofar as any action of the type specified below could not adversely affect the Retained Business and could not adversely affect (or materially delay) the Offer, the Spin-Off or the Merger) will, without the prior written consent of Parent: (a) amend its charter or by-laws other than filing a Certificate of Amendment of the Company's restated certificate of incorporation as contemplated by the Rights

Agreement; (b) subject to certain exceptions, authorize for issuance, issue, sell, deliver or agree to commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or amend any of the terms of any such securities or agreements (subject to certain exceptions); (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock (other than pursuant to the Rights Agreement) or redeem or otherwise acquire any of its securities or any securities of its subsidiaries (other than pursuant to the Rights Agreement); provided, that the Company may declare and pay to holders of Shares regular quarterly dividends of not more than $0.08 per Share on the dividend declaration and payment dates normally applicable to the Shares; (d) (i) pledge or otherwise encumber shares of Capital Stock of the Company or any of its subsidiaries; or (ii) except in the ordinary course of business consistent with past practices, (A) incur, assume or prepay any long-term debt or incur, assume, or prepay letters of credit or any material short-term debt; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any other person except wholly owned subsidiaries of the Company; (C) make any material loans, advances or capital contributions to, or investments in, any other person; (iii) change the practices of the Company and its Retained Subsidiaries with respect to the timing of payments or collections; or (D) mortgage or pledge any assets of the Retained Business, or create or permit to exist any material lien thereupon;
(e) except (i) as disclosed in the Disclosure Schedule to the Merger Agreement and except for arrangements entered into in the ordinary course of business consistent with past practices, (ii) as required by law or (iii) as specifically provided for in the Merger Agreement or Distribution Agreement enter into, adopt or materially amend any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements of or for the benefit or welfare of any Retained Employee (i.e., all current and former officers and employees of the Company and its subsidiaries, other than Loral Space employees) (or any other person for whom the Retained Business will have liability), or (except for normal increases in the ordinary course of business that are consistent with past practices) increase in any manner the compensation or fringe benefits of any Retained Employee (or any other person for whom the Retained Business will have liability), or pay any benefit not required by any existing plan and arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; (f) transfer, sell, lease, license or dispose of any lines of business, subsidiaries, divisions, operating units or facilities (other than facilities currently closed or currently proposed to be closed) relating to the Retained Business outside the ordinary course of business or enter into any material commitment or transaction with respect to the Retained Business outside the ordinary course of business; (g) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets in the ordinary course of business and consistent with past practice), in each case where such action would be material to the Retained Business; (h) except as may be required by law or as disclosed in the Disclosure Schedule to the Merger Agreement, take any action to terminate or materially amend any of its pension or retiree medical plans with respect to or for the benefit of Retained Employees or any other person for whom the Retained Business will have liability; (i) materially modify, amend or terminate (1) any significant contract related to the Retained Business or waive any material rights or claims of the Retained Business, except in the ordinary course of business consistent with past practice; or (2) any contract having an aggregate contract value of $100 million or greater, whether or not in the ordinary course of business consistent with past practice, unless such modification, amendment or termination does not materially diminish the projected profit or materially increase the projected loss anticipated from such contract; provided, that nothing contained in this clause shall limit the Company and its subsidiaries in connection with programs or contracts with respect to which Parent or a subsidiary of Parent has submitted, or is reasonably expected to submit, a competing bid; provided further, that the provisions of this clause will not apply to any arrangement, agreement or contract proposal previously submitted by the Company or a subsidiary thereof which proposal, upon acceptance thereof, cannot be revised or withdrawn; (j) effect any material change in any of its methods of accounting in effect as of March 31, 1995, except as may be required by law or generally accepted accounting principles;
(k) except as expressly provided in the Merger Agreement, amend, modify, or terminate the Rights Agreement or redeem any Rights thereunder; provided, that if the Board of Directors of the Company by a majority vote determines in its good faith judgment, based as to legal matters upon the written opinion of legal counsel, that the failure to redeem any Rights would likely constitute a breach of the Board's fiduciary duty, the Rights may be redeemed; (l) enter into any material arrangement, agreement or contract that individually or in the aggregate with other material arrangements, agreements and contacts entered into after the date of the Merger Agreement, the Company reasonably expects will adversely affect in a significant manner the Retained Business after the date of the Merger Agreement; provided, that nothing contained in this clause will limit the Company and its subsidiaries from submitting bids for programs or contracts with respect to which the Company reasonably expects Parent or a subsidiary of Parent to submit a bid; and (m) enter into a legally binding commitment with respect to, or any agreement to take, any of the foregoing actions.

  Acquisition Proposals. In the Merger Agreement, the Company has agreed that the Company and its officers, directors, employees, representatives and agents will immediately cease any existing discussions or negotiations with any parties conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal (as defined below). The Company and its subsidiaries may not, and will use their best efforts to cause their respective officers, directors, employees and investment bankers, attorneys, accountants or other agents retained by the Company or any of its subsidiaries not to, (i) initiate or solicit, directly or indirectly, any inquiries with respect to, or the making of any Acquisition Proposal, or (ii) except as permitted below, engage in negotiations or discussions with, or furnish any information or data to any Third Party (as defined below) (other than the transactions contemplated by the Merger Agreement and by the Ancillary Agreements). Notwithstanding anything to the contrary contained in the Merger Agreement, the Company may furnish information to, and participate in discussions or negotiations (including, as a part thereof, making any counter-proposal) with, any Third Party which submits an unsolicited written Acquisition Proposal to the Company if the Company's Board of Directors by a majority vote determines in its good faith judgment, based as to legal matters upon the written opinion of legal counsel, that the failure to furnish such information or participate in such discussions or negotiations would likely constitute a breach of the Board's fiduciary duties under applicable law; provided, that nothing in the Merger Agreement will prevent the Board from taking, and disclosing to the Company's shareholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer; provided further, that the Board will not recommend that the shareholders of the Company tender their Shares in connection with any such tender offer unless the Board by a majority vote determines in its good faith judgment, based as to legal matters on the written opinion of legal counsel, that failing to take such action would likely constitute a breach of the Board's fiduciary duty; provided further, that the Company may not enter into any agreement with respect to any Acquisition Proposal except concurrently with or after the termination of the Merger Agreement (except with respect to confidentiality and standstill agreements to the extent expressly permitted below). The Company will promptly provide Parent with a copy of any written Acquisition Proposal received and a written statement with respect to any non-written Acquisition Proposal received, which statement shall include the identity of the parties making the Acquisition Proposal and the terms thereof. The Company will promptly inform Parent of the status and content of any discussions regarding any Acquisition Proposal with a Third Party. In no event will the Company provide non-public information regarding the Retained Business to any Third Party making an Acquisition Proposal unless such party enters into a confidentiality agreement containing provisions designed to reasonably protect the confidentiality of such information. In the event that following the date of the Merger Agreement the Company enters into a confidentiality agreement with any Third Party which does not include terms and conditions which are substantially similar to the "standstill" provisions of the confidentiality agreement between the Company and Parent, dated as of December 4, 1995, then Parent and its affiliates will be released from their obligations under such standstill provisions to the same extent as such Third Party.

  "Acquisition Proposal" means any bona fide proposal, whether in writing or otherwise, made by a Third Party to acquire beneficial ownership (as defined in Rule 13(d) under the Exchange Act) of all or a material portion of the assets of, or any material equity interest in, any of the Company, a Retained Subsidiary or the

Retained Business pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction involving either the Company, a Retained Subsidiary or the Retained Business, including, without limitation, any single or multi-step transaction or series of related transactions which is structured to permit such Third Party to acquire beneficial ownership of any material portion of the assets of, or any material portion of the equity interest in, either the Company, a Retained Subsidiary or the Retained Business (other than the transactions contemplated by the Merger Agreement and the Ancillary Agreements); provided, however, that the term "Acquisition Proposal" does not include any transactions which relate solely to the businesses to be owned by Loral Space and the Loral Space Companies following the Spin-Off and which do not have a material adverse effect on the consummation of the Offer, the Merger, the Spin-Off or the transactions contemplated by the Merger Agreement.

  Board Representation. The Merger Agreement provides that in the event that Purchaser acquires at least a majority of the Shares outstanding pursuant to the Offer, Parent will be entitled to designate for appointment or election to the Company's Board of Directors, upon written notice to the Company, such number of persons so that such designees of Parent constitute the same percentage (but in no event less than a majority) of the Company's Board of Directors (rounded up to the next whole number) as the percentage of Shares acquired in connection with the Offer. Prior to the consummation of the Offer, the Board of Directors of the Company will obtain the resignation of such number of directors as is necessary to enable such number of Parent designees to be so elected. In connection therewith, the Company will mail to the stockholders of the Company the information required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder unless such information has previously been provided to such stockholders in the Schedule 14D-9. Parent and the Purchaser will provide to the Company in writing, and be solely responsible for, any information with respect to such companies and their nominees, officers, directors and affiliates required by such Section and Rule. Notwithstanding the foregoing, the parties to the Merger Agreement will use their respective best efforts to ensure that at least three of the members of the Company's Board of Directors will, at all times prior to the Effective Time be, Continuing Directors (as defined in the Merger Agreement).

  Amendment of Rights Agreement. Pursuant to the Merger Agreement, the Company has agreed to amend, and has amended, the Rights Agreement as necessary (i) to prevent the Merger Agreement or the transactions contemplated by the Merger Agreement or Distribution Agreement (including, without limitation, the publication or other announcement of the Offer and the consummation of the Offer and the Merger) from resulting in the distribution of separate rights certificates or the occurrence of a "Distribution Date" under the Rights Agreement or being deemed to be a "Triggering Event" or a "Section 13 Event" under the Rights Agreement and (ii) to provide that neither Parent nor the Purchaser will be deemed to be an "Acquiring Person" under the Rights Agreement by reason of such transactions.

  Stockholders' Meeting. Pursuant to the Merger Agreement, if required under applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, will, in accordance with applicable law, its restated certificate of incorporation and by-laws and the rules and regulations of the
NYSE: (a) duly call, give notice of, convene and hold a special meeting of its stockholders as soon as practicable following the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement (the "Stockholders' Meeting"); (b) subject to its fiduciary duties under applicable laws as advised by counsel, include in the Information Statement prepared by the Company for distribution to stockholders of the Company in advance of the Stockholders' Meeting in accordance with Regulation 14C promulgated under the Exchange Act (the "14C Information Statement") the recommendation of its Board of Directors referred to above; and (c) use its best efforts to (i) obtain and furnish the information required to be included by it in the 14C Information Statement, and, after consultation with Parent, respond promptly to any comments made by the Commission with respect to the 14C Information Statement and any preliminary version thereof and cause the 14C Information Statement to be mailed to its stockholders following the consummation of the Offer and (ii) obtain the necessary approvals of the Merger Agreement by its stockholders. Parent will provide the Company with the information concerning Parent and Purchaser required to be included in the 14C Information Statement and will vote, or cause to be voted, all Shares owned by it or its subsidiaries in favor of approval and adoption of the Merger Agreement.

  Actions Related to Spin-Off. In accordance with the Merger Agreement, simultaneously with the execution of the Merger Agreement, the Company and certain of its subsidiaries entered into the Distribution Agreement. Immediately prior to the Spin-Off Record Date, the Company, Loral Space and certain other parties will enter into the Tax Sharing Agreement. From and after the Effective Time, Parent shall cause the Surviving Corporation to perform any and all obligations and agreements of the Company set forth in the Merger Agreement or in the Ancillary Agreements or in any other agreements contemplated in the Merger Agreement or in the Ancillary Agreements. Parent and Purchaser accept and agree that, subject to the provisions of the Distribution Agreement, the form of certificate of incorporation and by-laws of Loral Space adopted in contemplation of the Spin-Off will be as agreed to by the Company and Loral Space in their sole discretion; provided, that nothing in the certificates of incorporation and by-laws will adversely affect or otherwise limit (i) Loral Space's ability to perform its obligations under the Ancillary Agreements or the other agreements contemplated by the Distribution Agreement or (ii) the Company's or its affiliates' rights under the Stockholders Agreement. In no event shall Parent or Purchaser or any of their subsidiaries be entitled to receive any shares of Loral Space Common Stock as a distribution with respect to Shares purchased upon consummation of the Offer. If, for any reason, any shares of Loral Space Common Stock distributed in the Spin-Off are received by Parent or Purchaser or any of their subsidiaries with respect to Shares acquired by Purchaser in the Offer, then Parent or Purchaser will convey, on behalf of the Company, such shares of Loral Space to the stockholders of the Company who would have otherwise received such shares of Loral Space pursuant to the Distribution Agreement; provided, that the foregoing provisions will not apply with respect to Shares held by Parent or any of its subsidiaries prior to the date of the Merger Agreement. If the Company reasonably determines that the Spin-Off may not be effected without registering the shares of common stock of Loral Space to be distributed in the Spin-Off pursuant to the Securities Act of 1933, as amended (the "Securities Act"), the Company, Parent and Purchaser, as promptly as practicable, will use their respective best efforts to cause the shares of Loral Space to be registered pursuant to the Securities Act and thereafter effect the Spin-Off in accordance with the terms of the Distribution Agreement including, without limitation, by preparing and filing on an appropriate form a registration statement under the Securities Act covering the shares of Loral Space and using their respective best efforts to cause such registration statement to be declared effective and preparing and making such other filings as may be required under applicable state securities Laws. Parent will, and will cause the Surviving Corporation to, treat the Spin-Off for purposes of all federal and state taxes as an integrated transaction with the Offer and the Merger and thus report the Spin-Off as a constructive redemption of a number of Shares equal in value to the value of the Loral Space Common Stock distributed in the Spin-Off.

  Directors and Officers Insurance and Indemnification. In the Merger Agreement, Parent agreed that from and after the Effective Time, Parent will cause the Surviving Corporation to indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its subsidiaries (the "Indemnified Parties") against all losses, claims, damages, expenses or liabilities arising out of or related to actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time to the same extent and on the same terms and conditions (including with respect to advancement of expenses) provided for in the Company's restated certificate of incorporation and by-laws and agreements in effect as of December 31, 1995 (to the extent consistent with applicable law), which provisions will survive the Merger and continue in full force and effect after the Effective Time. Without limiting the foregoing, (i) Parent will, and will cause the Surviving Corporation to, periodically advance expenses (including attorney's fees) as incurred by an Indemnified Party with respect to the foregoing to the full extent permitted under the Company's restated certificate of incorporation and by-laws in effect on the date of the Merger Agreement (to the extent consistent with applicable law) and (ii) any determination required to be made with respect to whether an Indemnified Party will be entitled to indemnification will, if requested by such Indemnified Party, be made by independent legal counsel selected by the Surviving Corporation and reasonably satisfactory to such Indemnified Party. Parent has agreed to guarantee the obligations of the Surviving Corporation provided for under the indemnification provisions of the Merger Agreement; provided, that the guarantee obligations of Parent will, in the aggregate, be limited to an amount equal to the Net Worth of the Company. "Net Worth of the Company" means an amount equal to (i) the aggregate value of the consolidated assets of the Retained Business less (ii) the aggregate value of the consolidated liabilities of the Retained Business, each as reflected on the books and records of the Company as of the most recent quarterly period ended prior to the date of the consummation of the Offer. In addition, in the Merger Agreement, for a period of six years after the Effective Time, Parent will use reasonable efforts to cause to be maintained in effect the current policies of directors and officers liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, that Parent will not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the annual premiums paid as of the date hereof by the Company for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent and the Surviving Corporation will maintain the most advantageous policies of directors, and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

  Employment Agreements. Prior to the Spin-Off, the Company will use its best efforts to, and will use its best efforts to cause its subsidiaries to, assign to Loral Space or subsidiaries of Loral Space or terminate all employment agreements with employees of the Company who are not Retained Employees (the "Employment Agreements") and all individual severance agreements with employees of the Company who are not Retained Employees (the "Severance Agreements"). The parties acknowledge and agree that, whether or not such Employment Agreements and Severance Agreements are so assigned or terminated, all liabilities under or arising from such Employment Agreements and Severance Agreements other than as expressly contemplated in the Distribution Agreement or the Merger Agreement will be deemed to be Loral Space Liabilities (as defined in Section 10), with respect to which Loral Space will indemnify the Company and Parent as provided therein. Parent acknowledges and agrees that all employment agreements and severance agreements with the Retained Employees will be binding and enforceable obligations of the Surviving Corporation, except as the parties thereto may otherwise agree. The parties to the Merger Agreement acknowledge and agree that all liabilities under or arising from such agreements with the Retained Employees from and after the consummation of the Offer will be deemed to be Company Liabilities (as defined in the Distribution Agreement), with respect to which the Company and Parent will indemnify Loral Space as provided therein.

  Fiscal Year Ended March 31, 1996 Bonus. Parent agrees to cause the Company to pay in cash to each Company Bonus Employee (as defined below) to the extent not previously paid, all bonus compensation payable with respect to the fiscal year of the Company ending March 31, 1996 under any bonus program of the Company or its subsidiaries in which such Company Bonus Employee participated prior to the consummation of the Offer or under any employment agreement. Such bonus compensation will be paid at the time or times that comparable bonus compensation was paid to a similarly situated employee after March 31, 1995 with respect to the fiscal year ended March 31, 1995. Bonus compensation which is based on objective criteria will be calculated and paid in accordance with such criteria. With respect to bonus compensation which is wholly or partially discretionary, such bonus compensation will be determined and paid on a basis consistent with past practices of the Company. Subject to the conditions regarding the aggregate amount of discretionary bonuses as described below, the amount of discretionary bonus compensation to be paid to any Company Bonus Employee will be determined by the Chief Executive Officer of the Company in office immediately prior to the date of the consummation of the Offer or by his designee. "Company Bonus Employee" means a person (other than any current or former officer or employee of Loral Space, any Loral Space Company or the Loral Space Business (the "Loral Space Employees")), employed by the Company or any of its subsidiaries immediately prior to the date the Offer is consummated, who was eligible to receive a bonus under any bonus program of the Company or any of its subsidiaries in effect at December 31, 1995, or under any employment agreement in effect on such date, with respect to the fiscal year ending March 31, 1996.

  Loral Space agrees to pay in cash to each Loral Space Bonus Employee (as defined below) to the extent not previously paid, all bonus compensation payable with respect to the fiscal year of the Company ending March 31, 1996 under any bonus program of the Company or its subsidiaries in which such Loral Space Bonus Employee participated prior to the consummation of the Offer or under any employment agreement. Such bonus compensation will be paid at the time or times that comparable bonus compensation was paid to any similarly situated employee after March 31, 1995 with respect to the fiscal year ended March 31, 1995. Bonus compensation which is based on objective criteria will be calculated and paid in accordance with such criteria. With respect to bonus compensation which is wholly or partially discretionary, such bonus compensation will be determined and paid on a basis consistent with past practices of the Company. Subject to the following paragraph, the amount of discretionary bonus compensation to paid to any Loral Space Bonus Employee will be determined by Loral Space. "Loral Space Bonus Employee" means any Loral Space Employee employed by the Company or any of its subsidiaries immediately prior to the date the Offer is consummated, who was eligible to receive a bonus under any bonus program of the Company or any of its subsidiaries in effect at December 31, 1995, or under any employment agreement in effect on such date, with respect to the fiscal year ending March 31, 1996. Upon payment of such bonuses to Loral Space Bonus Employees, Loral Space shall submit to Parent a statement showing the individual and aggregate bonus amounts paid to Loral Space Bonus Employees, and Parent will thereupon promptly pay to Loral Space (or cause the Company to pay to Loral Space) the aggregate amount of bonuses so paid; provided, that if the consummation of the Offer occurs prior to March 31, 1996, the amount of such reimbursement will be a prorated amount of the aggregate bonus amounts so paid, based on a fraction, the numerator of which is the number of days of the Company's fiscal year ending March 31, 1996 which had elapsed as of the consummation of the Offer, and the denominator of which is 365.

  The aggregate amount of discretionary bonuses payable to all Company Bonus Employees and Loral Space Bonus Employees as a group for the fiscal year ending March 31, 1996 will not exceed a dollar amount to be mutually agreed to by the Chief Executive Officer of Parent and the Chief Executive Officer of Loral Space; provided, that in the event the Chief Executive Officer of Parent and the Chief Executive Officer of Loral Space cannot agree on such dollar amount, the maximum aggregate amount of discretionary bonuses payable to Company Bonus Employees and Loral Space Bonus Employees shall be based on the aggregate amount of discretionary bonuses paid to all such employees for the Company's fiscal year ending March 31, 1995, increased by a percentage equal to the average of the percentage increases in discretionary bonuses paid to all such employees over the Company's three fiscal years ending March 31, 1993, 1994 and 1995.

  Transaction Bonus. Pursuant to the "change of control" provisions of the Restated Employment Agreement between the Company and Bernard L. Schwartz dated April 1, 1990, as amended June 14, 1994, the Company will, subject to the following sentences of this paragraph, make a cash payment to Mr. Schwartz upon consummation of or following the Offer, calculated in accordance with such agreement, less $18 million waived by Mr. Schwartz. The net amount payable to Mr. Schwartz, taking this waiver into account, is approximately $18 million. The Company also may make a cash payment of a bonus (inclusive of the amount paid to Mr. Schwartz pursuant to the preceding sentence, the "Transaction Bonus") to Transaction Bonus Employees (as defined below) other than Mr. Schwartz; provided, that the aggregate Transaction Bonus paid will not exceed $40 million; and provided further, that the Transaction Bonus payable to any Transaction Bonus Employee will not exceed the maximum amount which can be paid at such time without such amounts being treated as "excess parachute payments" within the meaning of Section 280G of the Code, taking into account all payments made on or prior to the time the Transaction Bonus is paid (including the value of accelerated vesting of stock options or restricted shares granted under the 1987 Plan determined in accordance with proposed regulations promulgated under Section 280G of the Code) which constitute parachute payments for purposes of Section 280G of the Code. The Transaction Bonus may be paid by the Company, in its discretion, prior to, on or immediately following, the date the Offer is consummated. "Transaction Bonus Employee" means Mr. Schwartz and each person employed by the Company or any of its subsidiaries on or prior to the date the Offer is consummated who is selected by Mr. Schwartz to receive a Transaction Bonus.

  Employment Protection Agreements. The Company may provide for employment protection payments to be made to certain Company employees upon qualifying terminations of employment pursuant to "Employment Protection Agreements" and an "Employment Protection Plan" (each substantially in the forms attached to the Merger Agreement as Exhibits C and D, respectively; together, the "Employment Protection Arrangements") occurring after a change in control of the Company; provided that (i) neither the execution of the Merger

Agreement nor the Distribution Agreement, nor any transaction contemplated thereby, will constitute a change in control of the Company for any purpose under the Employment Protection Arrangements or give rise to any rights thereunder and (ii) the Employment Protection Arrangements will terminate as of the consummation of the Offer and no rights thereunder will continue after the consummation of the Offer.

  Supplemental Severance Program. Prior to the Effective Time, the Company will adopt a severance plan substantially in the form attached to the Merger Agreement as Exhibit E (the "Supplemental Severance Plan") covering up to 150 employees of the Company or its subsidiaries selected by the Company prior to the Effective Time. The Supplemental Severance Program will provide enhanced severance benefits to Company employees upon a dismissal without "cause" or a voluntary termination for "good reason" within twenty-four months after the consummation of the Offer. The benefits under this program, which are payable in addition to a participant's regular severance benefits, will generally be equal to one year's base salary and bonus, plus the cost of acquiring continued welfare benefits coverage for a period of one year. Also, if a participant's regular severance benefits are reduced after the consummation of the Offer, the benefits payable under the program are increased by an equivalent amount. In no event may the payments made to any participant exceed the maximum amount which can be so paid without causing the payments to be treated as "excess parachute payments" for purposes of Section 280G of the Code.

  Employee Benefits. Except with respect to accruals under any defined benefit pension plans, Parent will, or will cause the Company to, give Retained Employees full credit for purposes of eligibility, vesting and determination of the level of benefits under any employee benefit plans or arrangements maintained by the Parent, the Company or any subsidiary of Parent or Company for such Retained Employees' service with the Company or any subsidiary of the Company to the same extent recognized by the Company immediately prior to the Effective Time. Parent will, or will cause the Company to, (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Retained Employees under any welfare plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Retained Employees immediately prior to the Effective Time, and (ii) provide each Retained Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

  Obligation to Use Reasonable Efforts. Subject to the terms and conditions of the Merger Agreement and without limitation to the provisions below, Parent, Purchaser and the Company agree to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement and the Ancillary Agreements (including, without limitation, (i) cooperating in the preparation and filing of the Offer documents, the Schedule 14D-9, the Form 10, the Information Statement and any amendments to any thereof; (ii) cooperating in making available information and personnel in connection with presentations, whether in writing or otherwise, to prospective lenders to Parent and Purchaser that may be asked to provide financing for the transactions contemplated by the Merger Agreement;
(iii) taking of all action reasonably necessary, proper or advisable to secure any necessary consents or waivers under existing debt obligations of the Company and its subsidiaries or amend the notes, indentures or agreements relating thereto to the extent required by such notes, indentures or agreements or redeem or repurchase such debt obligations; (iv) contesting any pending legal proceeding relating to the Offer, the Merger or the Spin-Off; and (v) executing any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement and the Ancillary Agreements). In case at any time after the Effective Time any further action is necessary to carry out the purposes of the Merger Agreement, the proper officers and directors of each party will use all reasonable efforts to take all such necessary action.

  Each of the Company, Parent and Purchaser shall cooperate and use their respective reasonable efforts to make all filings and obtain all consents and approvals of governmental authorities (including, without limitation, the Federal Communication Commission ("FCC")) and other third parties necessary to consummate the transactions contemplated by the Merger Agreement and the Ancillary Agreements. Each of the parties to the Merger Agreement will furnish to the other party such necessary information and reasonable assistance as such other persons may reasonably request in connection with the foregoing.

  In addition to and without limiting the agreements of Parent and Purchaser described in the immediately preceding paragraph, Parent, Purchaser and the Company will (i) take promptly all actions necessary to make the filings required of Parent, Purchaser or any of their affiliates under the applicable Antitrust Laws, (ii) comply at the earliest practicable date with any request for additional information or documentary material received by Parent, Purchaser or any of their affiliates from the Federal Trade Commission ("FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and from the Commission or other foreign governmental or regulatory authority pursuant to the Antitrust Laws, and (iii) cooperate with the Company in connection with any filing of the Company under applicable Antitrust Laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by the Merger Agreement or the Ancillary Agreements commenced by any of the FTC, the Antitrust Division, state attorneys general, the Commission, or other foreign governmental or regulatory authorities.

  In furtherance and not in limitation of the covenants of Parent and Purchaser described above, Parent, Purchaser and the Company shall each use all reasonable efforts to resolve such objections, if any, as may be asserted with respect to the Offer, the Spin-Off, the Merger or any other transactions contemplated by the Merger Agreement or the Ancillary Agreements under any Antitrust Law. If any administrative, judicial or legislative action or proceeding is instituted (or threatened to be instituted) challenging the Offer, the Spin-Off, the Merger or any other transactions contemplated by the Merger Agreement or the Ancillary Agreements as violative of any Antitrust Law, Parent, Purchaser and the Company will each cooperate to contest and resist any such action or proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (any such decree, judgment, injunction or other order is hereafter referred to as an "Order") that is in effect and that restricts, prevents or prohibits consummation of the Offer, the Spin-Off, the Merger or any other transactions contemplated by the Merger Agreement or the Ancillary Agreements, including, without limitation, by pursuing all reasonable avenues of administrative and judicial appeal. Parent and Purchaser will each also use their respective reasonable efforts to take all reasonable action, including, without limitation, agreeing to hold separate or to divest any of the businesses or assets of Parent or Purchaser or any of their affiliates, or, following the consummation of the Offer or the Effective Time, of the Company or any of the Retained Subsidiaries, as may be required (i) by the applicable governmental or regulatory authority (including without limitation the FTC, the Antitrust Division, any state attorney general or any foreign governmental or regulatory authority) in order to resolve such objections as such governmental or regulatory authority may have to such transactions under any Antitrust Law, or (ii) by any domestic or foreign court or other tribunal, in any action or proceeding brought by a private party or governmental or regulatory authority challenging such transactions as violative of any Antitrust Law, in order to avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any Order that has the effect of restricting, preventing or prohibiting the consummation of the Offer, the Spin-Off, the Merger or any other transactions contemplated by the Merger Agreement or the Ancillary Agreements; provided that Parent will not be required to take any action, divest any asset or enter into any consent decree if the taking of such action, disposing of such asset or entering into such decree would have a Significant Adverse Effect. "Significant Adverse Effect" means any change or effect that, in Parent's judgment, is reasonably likely to adversely affect in a substantial way the benefits and opportunities which Parent reasonably expects to receive from the acquisition of the Retained Business or from Parent's current business.

  Each of the Company, Parent and Purchaser will promptly inform the other party of any material communication received by such party from the FTC, the Antitrust Division, the Securities and Exchange Commission (the "Commission") or any other governmental or regulatory authority regarding any of the transactions contemplated by the Merger Agreement. Parent and/or Purchaser will promptly advise the Company with respect to any understanding, undertaking or agreement (whether oral or written) which it proposes to make or enter into with any of the foregoing parties with regard to any of the transactions contemplated by the Merger Agreement.

  "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, EC Merger Regulations and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

  Representations and Warranties. The Merger Agreement contains certain representations and warranties of the parties including, without limitation, representations by the Company as to organization, capitalization, authority relative to the Merger Agreement, consents and approvals, absence of certain changes concerning the Company's business, undisclosed liabilities, reports, offer documents, no default, litigation and compliance with law, employee benefit plans, assets and intellectual property, certain contracts and arrangements, taxes, Retained Business FCC licenses, labor matters, Rights Agreement and certain fees.

  Conditions to the Merger. Pursuant to the Merger Agreement, the obligations of each of Parent, the Purchaser and the Company to effect the Merger are subject to the satisfaction or waiver, at or prior to the Effective Time, of certain conditions, including: (a) if required by applicable law, the Merger Agreement will have been adopted by the affirmative vote of the stockholders of the Company by the requisite vote in accordance with applicable law; (b) no statute, rule, regulation, order, decree, or injunction will have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Merger, (c) any waiting period applicable to the Merger under the Antitrust Laws will have terminated or expired and all approvals required under the Antitrust Laws will have been received; (d) the Spin-Off will have been consummated in all material respects; and (e) the Offer will not have been terminated in accordance with its terms prior to the purchase of any Shares.

  Except if the Purchaser has accepted for payment and paid for Shares validly tendered pursuant to the Offer or fails to accept for payment any Shares pursuant to the Offer in violation of the terms thereof, the obligation of the Company to effect the Merger is further subject to the satisfaction at or prior to the Effective Time of the following conditions: (a) the representations and warranties of Parent and the Purchaser contained in the Merger Agreement will be true and correct in all material respects at and as of the Effective Time as if made at and as of such time; and (b) each of Parent and the Purchaser will have performed in all material respects its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms thereof.

  Except if the Purchaser has accepted for payment and paid for Shares validly tendered pursuant to the Offer or fails to accept for payment any Shares pursuant to the Offer in violation of the terms thereof, the obligations of Parent and the Purchaser to effect the Merger are further subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a) the representations and warranties of the Company contained in the Merger Agreement will be true and correct in all material respects at and as of the Effective Time as if made at and as of such time; (b) the Company will have delivered to Purchaser certain legal opinions in connection with the Company's public indebtedness; and (c) the Company will have performed in all material respects each of its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms thereof.

  Termination. The Merger Agreement may be terminated and the Offer and the Merger may be abandoned at any time (notwithstanding approval of the Merger by the stockholders of the Company) prior to the Effective Time: (a) by mutual written consent of Parent, the Purchaser and the Company; (b) by Parent, Purchaser or the Company if any court of competent jurisdiction in the United States or other United States governmental body will have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the Offer, the Spin-Off or the Merger and such order, decree, ruling or other action is or shall have become nonappealable;
(c) by Parent or Purchaser if due to an occurrence or circumstance which would result in a failure to satisfy any of the conditions set forth in Section 15, Purchaser will have (i) failed to commence the Offer within the time required by Regulation 14D under the Exchange Act, (ii) terminated the Offer, or (iii) failed to pay for Shares pursuant to the Offer prior to June 30, 1996; (d) by the Company if (i) there is no material breach of any representation, warranty, covenant or agreement on the part of the Company and Purchaser has
(A) failed to commence the Offer within the time required by Regulation 14D under the Exchange Act, (B) terminated the Offer or (C) failed to pay for Shares pursuant to the Offer prior to June 30, 1996 or (ii) prior to the purchase of Shares pursuant to the Offer, a Third Party has made a bona fide offer that the Board of Directors of the Company by a majority vote determines in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the written opinion of legal counsel, is a Higher Offer (as defined below); provided, that such termination under this clause (ii) will not be effective until payment of the fee discussed below; (e) by Parent or Purchaser prior to the purchase of Shares pursuant to the Offer, if (i) there has been a breach of any representation or warranty on the part of the Company or Loral Space contained in the Merger Agreement or the Distribution Agreement resulting in a Material Adverse Effect (as defined in the Merger Agreement) or materially adversely affecting (or materially delaying) the consummation of the Offer, (ii) there has been a breach of any covenant or agreement on the part of the Company or Loral Space under either the Merger Agreement or the Distribution Agreement resulting in a Material Adverse Effect or materially adversely affecting (or materially delaying) the consummation of the Offer, which will not have been cured prior to the earlier of (A) 10 days following notice of such breach or (B) two business days prior to the date on which the Offer expires, (iii) the Company engages in Active Negotiations (as defined below) with a Third Party with respect to a Third Party Acquisition (as defined below), (iv) the Board of Directors of the Company will have withdrawn or modified (including effecting any amendment of Schedule 14D-9) in a manner adverse to Purchaser, its approval or recommendation of the Offer, the Spin-Off, the Merger, the Merger Agreement or the Distribution Agreement, has recommended to the Company's stockholders another offer, has authorized the redemption of any Rights (whether or not in accordance with the Merger Agreement) after the Company's receipt of an Acquisition Proposal, or has adopted any resolution to effect any of the foregoing or (v) the number of shares validly tendered and not withdrawn when added to the shares beneficially owned by Parent, prior to the expiration of the Offer, does not constitute at least two-thirds of the Shares, determined on a fully diluted basis, and on or prior to such date an entity or group (other than Parent or Purchaser) has made and not withdrawn a proposal with respect to a Third Party Acquisition; or (f) by the Company if (i) there has been a breach of any representation or warranty in the Merger Agreement or the Distribution Agreement on the part of Parent or Purchaser which materially adversely affects (or materially delays) the consummation of the Offer or (ii) there has been a material breach of any covenant or agreement in the Merger Agreement or the Distribution Agreement on the part of Parent or Purchaser which materially adversely affects (or materially delays) the consummation of the Offer which has not been cured prior to the earlier of (A) 10 days following notice of such breach or (B) two business days prior to the date on which the Offer expires.

  Termination Fee. Pursuant to the Merger Agreement, (a) if: (i) Parent or Purchaser terminates the Merger Agreement pursuant to Clause (e)(ii), (iii) or
(v) of the immediately preceding paragraph and within 12 months thereafter the Company enters into an agreement with respect to a Third Party Acquisition, or a Third Party Acquisition occurs, involving any party (or any affiliate thereof) (A) with whom the Company (or its agents) had negotiations with a view to a Third Party Acquisition, (B) to whom the Company (or its agents) furnished information with a view to a Third Party Acquisition or (C) who had submitted a proposal or expressed an interest in a Third Party Acquisition, in the case of each of clauses (A), (B) and (C) after the date of the Merger Agreement and prior to such termination; or (ii) Parent or Purchaser terminates the Merger Agreement pursuant to Clause (e)(iii) or (v) of the immediately preceding paragraph and, within 12 months thereafter, a Third Party Acquisition will occur involving a Higher Offer (as defined below); or
(iii) Parent or Purchaser terminates the Merger Agreement pursuant to Clause
(e)(iv) of the immediately preceding paragraph; or (iv) the Company terminates the Merger Agreement pursuant to Clause (d)(ii) of the immediately preceding paragraph; then, in each case, the Company will pay to Parent, within one business day following the execution and delivery of such agreement or such occurrence, as the case may be, or simultaneously with such determination pursuant to

Clause (d)(ii) above, a fee, in cash, of $175 million; provided, that the Company in no event will be obligated to pay more than one such $175 million fee with respect to all such agreements and occurrences and such termination.

  "Active Negotiations" means negotiations with a Third Party that has proposed a Third Party Acquisition or made an Acquisition Proposal, or with such Third Party's agents or representatives with respect to the substance of such Third Party Acquisition or Acquisition Proposal, but will not include (x) communications in connection with, or constituting, the furnishing of information pursuant to a confidentiality agreement as contemplated by the Merger Agreement or (y) communications that include no more than an explicit bona fide rejection of such proposal and a very brief statement of the reasons therefor.

  "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger or otherwise by any person (which includes for these purposes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) or entity other than Parent, the Purchaser or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of more than 30% of the total assets of the Company and its subsidiaries, taken as a whole; (iii) the acquisition by a Third Party of 30% or more of the outstanding Shares; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; or
(v) the purchase by the Company or any of its subsidiaries of more than 20% of the outstanding shares.

  "Higher Offer" means any Third Party Acquisition which reflects a higher value for the Shares than the aggregate value being provided pursuant to the transactions contemplated by the Merger Agreement and the Ancillary Agreements including, without limitation, the shares of Loral Space Common Stock distributed in the Spin-Off. Prior to the termination of the Merger Agreement by the Company pursuant to Clause (d)(ii) above, the Board of Directors will provide a reasonable opportunity to a nationally recognized investment banking firm selected by Parent, Purchaser or their designee (the "IB") to evaluate the proposed Third Party Acquisition, to determine whether it is a Higher Offer and to advise the Board of Directors of the Company of the basis for and results of its determination. The Company agrees to cooperate and cause the Company's financial advisors to cooperate with the IB (including, without limitation, providing the IB with full access to all such information which the IB deems relevant and which the IB agrees to keep confidential) to the extent reasonably requested by the IB. The fees and expenses incurred by the IB shall be paid by Parent. Nothing contained in the definitions of "Active Negotiations", "Third Party Acquisitions" or "Higher Offer" will prevent Parent and Purchaser from challenging, by injunction or otherwise, the termination or attempted termination of the Merger Agreement pursuant to Clause (d)(ii) above.

  Pursuant to the Merger Agreement, in the event of the termination and abandonment of the Merger Agreement, the Merger Agreement will become void and have no effect, without any liability on the part of any party or its affiliates, directors, officers or stockholders, other than the provisions relating to the termination fee, fees and expenses, governing law, brokerage fees and commissions, indemnification and confidentiality of information, provided, that a party will not be relieved from liability for any breach of the Merger Agreement. Notwithstanding anything to the contrary contained in the Merger Agreement, upon payment by the Company of the fees and expenses referred to in the Merger Agreement, the Company will be released from all liability thereunder, including any liability for any claims by Parent, the Purchaser or any of their affiliates based upon or arising out of any breach of the Merger Agreement or any Ancillary Agreements.

  Fees and Expenses. If the Merger Agreement is terminated pursuant to Clause
(e)(i) or (e)(ii) above (the "Designated Termination Provisions") or Parent is entitled to receive the $175 million fee under the Merger Agreement, then the Company will reimburse Parent, Purchaser and their affiliates (not later than one business day after submission of statements therefor) for actual documented out-of-pocket fees and expenses, not to exceed $45 million, actually incurred by any of them or on their behalf in connection with the Offer, the proposed Merger and the proposed Spin-Off and the transactions contemplated by the Merger Agreement and the Distribution Agreement (including, without limitation, fees payable to financing sources, investment bankers (including to the IB), counsel to any of the foregoing and accountants), whether incurred prior to or after the date of the Merger Agreement. The Company will in any event pay the amount requested (not to exceed $45 million) within one business day of such request, subject to the Company's right to demand a return of any portion as to which invoices are not received in due course. Except as specifically provided in
Section 8.3 of the Merger Agreement and except as otherwise specifically provided in the Distribution Agreement, each party shall bear its own respective expenses incurred in connection with the Merger Agreement, the Offer and the Merger, including, without limitation, the preparation, execution and performance of the Merger Agreement and the Ancillary Agreements and the transactions contemplated thereby, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants.

 THE DISTRIBUTION AGREEMENT

  The following is a summary of certain provisions of the Distribution Agreement. A copy of the Distribution Agreement is attached as an exhibit to the Schedule 14D-1 and is incorporated herein by reference. The Distribution Agreement may be examined, and copies may be obtained, as set forth in Section 7 above. The following summary is qualified in its entirety by reference to the Distribution Agreement.

  Pursuant to the Distribution Agreement, the Company and certain subsidiaries of the Company, through a series of transactions, will transfer to Loral Space all of their respective right, title and interest in and to the following assets (such assets, the "Loral Space Assets"): (a) all shares of capital stock or partnership interests, as the case may be, then owned in the Loral Space Companies, (b) the $712,400,000 cash amount being transferred to the Company pursuant to the Distribution Agreement, (c) the rights to the "Loral" name, (d) all rights to receive management fees from certain of the Loral Space Companies, (e) all rights and interests in any prospective domestic or international direct broadcast satellite projects currently under consideration, (f) certain service provider operations related to Globalstar,
(g) certain rights and liabilities with respect to certain litigation in which the Company has an interest, (h) certain corporate aircraft, (i) a portion of the leasehold interest in the Company's New York corporate offices, (j) certain FCC license applications, and (k) certain Warrants to be received from Globalstar in connection with the Company's guarantee of certain Globalstar bank indebtedness, and (l) certain other assets described in the Distribution Agreement, in exchange for the issuance by Loral Space to the Company and its subsidiaries of a certain amount of Loral Space capital stock. Concurrently with the actions in the immediately preceding sentence, Loral Space will assume and will in due course pay, perform and discharge (or will cause to be assumed and cause in due course to be paid, performed and discharged), all of the various liabilities ("Loral Space Liabilities" or "Spinco Liabilities") relating to (a) each business and each former business which is or was conducted by Loral Space or a Loral Space Company as of the date of the Distribution or which is or was included within the Loral Space Assets (all such businesses, the "Loral Space Business"), (b) the employees of Loral Space, and (c) certain other liabilities relating to the Loral Space Companies or the Loral Space Business or otherwise.

  As promptly as practicable after the date of the Distribution Agreement and prior to the Distribution Date, the Company and Loral Space will prepare an Information Statement (which will set forth appropriate disclosure concerning Loral Space and the Loral Space Companies, the Loral Space Business, the Spin-Off and certain other matters) and Loral Space will file with the Commission a registration statement on Form 10 (which will include or incorporate by reference the Information Statement). The Company and Loral Space will use their respective reasonable efforts to cause the Form 10 to be declared effective under the Exchange Act or, if either the Company or Parent reasonably determines that the Distribution may not be effected without registering the Loral Space Common Stock pursuant to the Securities Act, the Company shall use its best efforts to cause the Loral Space Common Stock to be registered pursuant to the Securities Act and thereafter effect the Distribution in accordance with the terms of the Distribution Agreement, including, without limitation, by preparing and filing on an appropriate form of registration statement under the Securities Act covering the Loral Space Common Stock and using its best efforts to cause such registration statement to be declared effective. Following the effectiveness of such Form 10 (or registration statement, as the case may be), the Company will mail the Information Statement to the holders of the Company Common Stock.

  Subject to terms and conditions of the Distribution Agreement, the Company's Board of Directors (or any duly appointed committee thereof) will in its reasonable discretion establish the Spin-Off Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution (subject in each case to the provisions of applicable law) as soon as reasonably practicable following the date of the Distribution Agreement or on such other dates as Parent may reasonably request; provided that (x) the Spin-Off Record Date may not be earlier than the twentieth day following the date on which the Offer is commenced and also may not be earlier than the tenth day following the date on which this Board takes action to establish the Spin-Off Record Date (the "Distribution Declaration Date") and (y) the parties hereto will use their reasonable efforts to cause the Spin-Off Record Date to be established so as to occur immediately prior to the acceptance for payment by the Purchaser of the shares of Common Stock pursuant to the Offer (provided that in no event will the Spin-Off Record Date be established so as to occur as of or at any time after the acceptance for payment by the Purchaser of the shares of common stock pursuant to the Offer); provided further that if all conditions to the Offer have been satisfied or waived prior to the date on which all of the Distribution Conditions (as defined below) have been satisfied (or waived, to the extent expressly permitted by the provisions of the Distribution Agreement), then the Purchaser will be permitted, but not required, to accept for payment at such time the shares of Common Stock pursuant to the Offer notwithstanding the fact that the Distribution Conditions have not been satisfied or waived (provided that prior to such acceptance for payment Purchaser first obtains the consent of the Company, which consent may not be unreasonably withheld). The parties hereto acknowledge and agree that payment of the Distribution will be conditioned on
(x) the satisfaction (or waiver, to the extent expressly permitted by the provisions of the Distribution Agreement) of each of the Distribution Conditions on a date which is prior to the fiftieth (50th) day following the Spin-Off Record Date and (y) Parent and Purchaser not having taken any action, on or after the Distribution Declaration Date, to extend or delay the expiration of the Offer to a date which is later than the Spin-Off Record Date.

  The obligations of each of the Company, its subsidiaries and Loral Space under the Distribution Agreement are subject to the satisfaction of the following conditions (the "Distribution Conditions"): (i) the Purchaser will have notified the Company that it is prepared to immediately accept for payment shares of Company Common Stock pursuant to the terms and conditions of the Offer as set forth in Section 15, (ii) the Spin-Off Record Date will have been set by the Company's Board of Directors, (iii) the Form 10 (or any registration statement filed in lieu thereof) will have been declared effective by the Commission, (iv) the Loral Space Common Stock will have been accepted for listing or quotation in accordance with the Distribution Agreement, (v) no court order or law will have been enacted, promulgated, issued or entered against any of the parties which (x) prohibits or materially restricts consummation of any of the transactions contemplated by the Distribution Agreement and (y) remains in effect as of the date on which the satisfaction of this condition is determined, (vi) the Company and each of the Retained Subsidiaries will have obtained all consents required to be obtained by the Company as a result of or in connection with the transactions contemplated by the Distribution Agreement in order to avoid a material default under any material contract to or by which the Company, Loral Space or any of their respective subsidiaries is a party or may be bound, or otherwise necessary to permit the Company and each of the Retained Subsidiaries to conduct their business in a manner consistent with its past practices,
(vii) all consents and approvals of, and notices to and filings with, any governmental entity or any other person or entity arising out of or relating to the consummation of the transactions contemplated by the Distribution Agreement, will have been obtained or made (as the case may be), (viii) the guarantee by the Company of certain bank indebtedness of Globalstar (the "Globalstar Bank Guarantee") will have been amended so that the provisions thereof shall, following the transactions described above (the "Restructuring"), be amended in the manner contemplated pursuant to the Distribution Agreement (with such changes thereto as Parent and the Company may approve prior to the Offer Purchase Date), and (ix) certain Merchant Banking Partnerships affiliated with Lehman Brothers Holdings Inc. (the "Lehman Partnerships") and all other holders of the preferred stock of Loral Aerospace Holdings, Inc. ("Holdings") (if any) will have exchanged all issued and outstanding shares of such preferred stock for shares of capital stock or other equity securities of either Loral Space, any Loral Space Company or any subsidiary of Loral Space.

  Following the Spin-Off, Loral Space will establish a qualified defined benefit pension plan and trust ("Loral Space Pension Plan" or "Spinco Pension Plan"). Thereafter, the Company will direct the trustees of the trusts under the Loral Corporation Pension Plan and the Retirement Plan of Loral Aerospace Corp. (the "Company Pension Plans") to transfer in cash or in kind, as agreed to by the Company and Loral Space, to the trust under the Loral Space Pension Plan, an amount determined by the certified actuary of the Company Pension Plans to be equal to, with respect to each such Company Pension Plan, (A) the product of (i) the fair market value of the assets held under such Company Pension Plan as of the last day of the month prior to the month in which the transfer occurs (the "Valuation Date") and (ii) a fraction, the numerator of which is equal to the present value of all accrued benefits under such Company Pension Plan as of the Distribution Date in respect of Loral Space Employees and the denominator of which is equal to the present value of all accrued benefits under such Company Pension Plan less (B) the payments made by such Company Pension Plan between the Distribution Date and the date of transfer in respect of Loral Space Employees. From the Valuation Date to the date of transfer, the assets to be transferred will be credited with interest at the interest rate available on a 30-day treasury note at the auction date on or immediately preceding the Valuation Date. Following the Distribution Date, Loral Space shall cause SSL to establish a trust intended to qualify under
Section 501(a) of the Code ("Loral Space SSL Trust" or "Spinco SSL Trust") and intended to hold the assets of the Retirement Plan of SSL (the "SSL Plan"). Thereafter, the Company shall direct the Trustees of the Loral Master Pension Trust (the "Master Trust") to transfer in cash or in kind as agreed to by SSL and the Company from the Master Trust to the Loral Space SSL Trust, the assets held by the Master Trust under the SSL Plan. Upon the transfers described above, Loral Space agrees to indemnify and hold harmless the Company, its officers, directors, employees, agents and affiliates from and against any and all Indemnifiable Losses arising out of or related to the Loral Space Pension Plan and the SSL Plan, including all benefits accrued by Loral Space Employees prior to the Distribution Date under the Company Pension Plans and the SSL Plan.

  Loral Space will assume and be solely responsible for all liabilities and obligations arising under the Company's retiree welfare plans (including retiree medical plans) with respect to Loral Space Employees. The Company will retain and be solely responsible for all liabilities and obligations arising under the Company's retiree welfare plans (including retiree medical plans) with respect to Retained Employees.

  Loral Space represents and warrants to the Company that (i) except as expressly provided in the Globalstar Bank Guarantee (as amended pursuant to the Distribution Agreement), neither the Company nor any of the Retained Subsidiaries will, after giving effect to the Restructuring, be liable directly or indirectly, as borrower, surety, guarantor, indemnitor or otherwise, with respect to (and that none of the assets of the Company other than the Loral Space Assets (such assets the "Retained Assets") will be bound by or subject to) any of the Loral Space Liabilities or any Loral Space indebtedness, (ii) there are no intercompany agreements between the Company and the Retained Subsidiaries, on the one hand and Loral Space and the Loral Space Companies on the other in effect as of the date of the Distribution Agreement, which, either individually or in the aggregate, are materially adverse to (i) the business, properties, operations, prospects, results of operations or condition (financial or otherwise) of the Retained Business or
(ii) the ability of the Company or any of the Retained Subsidiaries to perform their respective obligations under the Distribution Agreement, the Tax Sharing Agreement or the Stockholders Agreement, (iii) there are no Loral Space Assets which have been used within the Retained Business within one year prior to the date of the Distribution Agreement, other than those Loral Space Assets which are listed on the Disclosure Schedule to the Distribution Agreement, (iv) except as set forth in the Disclosure Schedule to the Distribution Agreement neither Loral Space nor any Loral Space Company will, immediately after giving effect to the Restructuring and the Distribution, own, hold or lease, in whole or in part, any of the assets, properties, licenses and rights which are reasonably necessary to carry on the Retained Business as presently conducted, and (v) prior to, on or shortly after the Distribution Date, GTL or Globalstar (as the case may be) will issue to the Company warrants to acquire equity of GTL or Globalstar (as the case may be), which warrants will be on the terms and conditions described in the December 21, 1995 memorandum from Michael B. Targoff to Enrique Fernandez relating to, among other things, the Globalstar Bank Guarantee and the Globalstar Credit Agreement (the "Globalstar Warrant Memorandum") and shall otherwise be on such terms and conditions as are customary to transactions of a similar nature.

  Except as otherwise specified by Loral Space prior to the Offer Purchase Date, the executive officers of the Company shall be the executive officers of Loral Space on and after the Distribution Date. Effective as of the Distribution Date, (a) those Retained Employees who are employed by the Company or any of its subsidiaries immediately prior to the Distribution Date will become employees of the Company in the same capacities as then held by such employees (or in such other capacities as the Company will determine in its sole discretion) and (b) those Loral Space Employees, together with those persons whose primary employment is with the Loral Space Business, who are employed by the Company or any of its subsidiaries immediately prior to the Distribution Date will become employees of Loral Space in the same capacities as then held by such employees (or in such other capacities as Loral Space will determine in its sole discretion).

  Prior to the Spin-Off, the Company will establish a rabbi trust or trusts for the benefit of participants in the Company's Supplemental Executive Retirement Plan ("SERP") and will deposit in such rabbi trust or trusts an amount at least equal to the present value of the accrued benefits under the SERP. This amount is not expected to exceed $11 million. The liabilities for the accrued benefits under the SERP with respect to Loral Space Employees, and any assets held in the rabbi trust or trusts relating to such liabilities, will be transferred to Loral Space as soon as practicable after the Distribution Date.

  Each of the parties agree that except as otherwise expressly provided in
Article IV of the Distribution Agreement, all existing intercompany agreements in effect immediately prior to the Distribution Date will not be deemed altered, amended or terminated as a result of the Distribution Agreement or the consummation of the transactions contemplated by the Distribution Agreement and will otherwise remain in effect immediately after giving effect to the Restructuring.

  In addition to any indemnification required by Articles II, VI and VIII of the Distribution Agreement, subject to the terms and conditions set forth therein, from and after the Distribution Date, Loral Space shall indemnify, defend and hold harmless the Company, each Retained Subsidiary, the Purchaser and Parent and each of their respective directors, officers, employees, representatives, advisors, agents and affiliates (collectively, the "Parent Indemnified Parties") from, against and in respect of any and all indemnifiable losses of the Parent Indemnified Parties arising out of, relating to or resulting from, directly or indirectly, (i) any misrepresentations or breach of warranty made by or on behalf of Loral Space or, on or prior to the Offer Purchase Date, made by or on behalf of the Company which misrepresentation or breach of warranty is contained in the Distribution Agreement or the Stockholders Agreement (as defined in this Section 10), (ii) any breach of any agreement or covenant under the Distribution Agreement or the Stockholders Agreement on the part of Loral Space or, on or prior to the Offer Purchase Date, on the part of the Company,
(iii) any and all Loral Space Liabilities, (iv) the conduct of the Loral Space Business or any part thereof on, prior to or following the Distribution Date,
(v) any transfer of Loral Space Assets to, or assumption of Loral Space Liabilities by, Loral Space or any Loral Space Company in accordance with the Distribution Agreement or otherwise in connection with the Restructuring (other than any costs and expenses which have been expressly assumed by the Company pursuant to the provisions of the Distribution Agreement), (vi) any indemnifiable loss resulting from any claims that any statements or omissions relating to or describing directly or indirectly, Loral Space, any Loral Space Company, the Loral Space Business, any Loral Space Asset or any Loral Space Liability, and which occur on or prior to the Offer Purchase Date (A) in the Information Statement, the Form 10 or in any registration statement filed pursuant to the Distribution Agreement (in each case other than with respect to any statements or omissions made in reliance upon and in conformity with information furnished in writing by Parent, the Purchaser or their affiliates, representatives or advisors) and other than any statements or omissions which relate solely to the Merger Agreement and the Distribution Agreement and the transactions contemplated thereby), or (B) in any document(s) filed with the Commission by Loral Space or any Loral Space Company after the date hereof pursuant to either the Securities Act or the Exchange Act (in each case other than with respect to any statements or omissions which relate solely to the Merger Agreement and the Distribution Agreement and the transactions contemplated thereby), which, in the case of either clause (A) or (B) above, are false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (vii) the failure of the Company or Loral Space to obtain any final order or other consent or approval of the FCC with respect to any of the transactions contemplated pursuant to either the Distribution Agreement or the Merger Agreement and
(viii) any Excluded Indemnifiable Losses (as defined below). Notwithstanding the foregoing, Loral Space's indemnification obligations pursuant to the Distribution Agreement will not in any event include any indemnifiable losses arising out of or relating to litigation relating to the Offer and the transactions contemplated thereby, except to the extent of any indemnifiable losses (such indemnifiable losses, the "Excluded Indemnifiable Losses") which the Company is able to demonstrate resulted directly from (a) any statement or omission on the part of Loral Space or any of its affiliates in the documents referred to in clause (vi) above or (b) any business activities, assets or liabilities of Loral Space, any of the Loral Space Companies or the Loral Space Business.

  Notwithstanding Loral Space's obligations to indemnify Parent Indemnified Parties described above, Loral Space shall be obligated to indemnify the Parent Indemnified Parties only for those indemnifiable losses under clauses
(i), (ii) or (vi) of the immediately preceding paragraph as to which the Parent Indemnified Parties have given Loral Space written notice thereof on or prior to the third anniversary of the Distribution Date (it being understood that there shall be no corresponding time limitation with respect to any Indemnifiable Losses arising under clauses (iii), (iv), (v), (vii) and (viii) of the immediately preceding paragraph; provided further that claims with respect to breaches of covenants and agreements set forth in the Distribution Agreement or in the Stockholders Agreement will survive for the applicable statute of limitations period. Notwithstanding the foregoing, if on or before the expiration of such indemnification period any Parent Indemnified Party has given notice to Loral Space pursuant to the Distribution Agreement of any matter which would be the basis for a claim of indemnification by such Parent Indemnified Party pursuant to the immediately preceding paragraph, such Parent Indemnified Party will have the right after the expiration of such indemnification period to assert or to continue to assert such claim and to be indemnified with respect thereto.

  In addition to any indemnification required by Articles II, VI and VIII of the Distribution Agreement, subject to the terms and conditions set forth therein, from and after the Distribution Date, the Company will indemnify, defend and hold harmless Loral Space, each Loral Space Company and each of their respective directors, officers, employees, representatives, advisors, agents and affiliates (collectively, the "Loral Space Indemnified Parties") from, against and in respect of any and all indemnifiable losses of the Loral Space Indemnified Parties arising out of, relating to or resulting from, directly or indirectly, (i) any breach of the Distribution Agreement or any agreement or covenant set forth in the Distribution Agreement or in the Stockholders Agreement on the part of Parent or the Purchaser or, following the Offer Purchase Date, on the part of the Company, (ii) any and all liabilities of the Company and the Retained Subsidiaries (such liabilities, the "Retained Liabilities"), (iii) the conduct of the businesses of the Company, the Retained Subsidiaries and the Retained Business or any part thereof on, prior to or following the Distribution Date, (iv) any Indemnifiable Loss resulting from any claims that any statements or omissions
(A) relating to or describing, directly or indirectly, Parent or the Purchaser, and which occur on or prior to the Offer Purchase Date in any Solicitation/Recommendation Statement on Schedule 14D-9 of the Company filed in connection with the Offer, the Information Statement, the Form 10 or in any registration statement filed pursuant to Section 3.1 or Section 3.3 of the Distribution Agreement (in each case only to the extent of any statements or omissions made in reliance upon and in conformity with information furnished in writing by Parent, the Purchaser or their affiliates, representatives or advisors), (B) in any Tender Offer Statement on Schedule 14D-1 of the Purchaser or Parent filed in connection with the Offer (other than any statements or omissions made in reliance upon and in conformity with information furnished in writing by the Company, and Retained Subsidiary, Loral Space, any Loral Space Company or any of their respective affiliates, representatives or advisors), or (C) in any other document(s) filed after the date of the Distribution Agreement by Parent or the Purchaser with the Commission pursuant to either the Securities Act or the Exchange Act or the Exchange Act (e.g., statements or omissions made in a Current Report on Form 8-K filed by either Parent or the Purchaser after the date of the Distribution Agreement pursuant to the Exchange Act), which, in the case of either clauses
(A), (B) or (C) above, are false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (v) any Indemnifiable Loss arising out of or resulting from litigation relating to the Offer and the transactions contemplated thereby (other than Excluded Indemnifiable Losses). Notwithstanding the foregoing and anything to the contrary in the Distribution Agreement or any other agreement to be entered into pursuant to the Distribution Agreement, the Company shall not be required to indemnify, defend and hold harmless any Loral Space Indemnified Party from and against any Indemnifiable Loss resulting from any claims that the statements included in the Information Statement, the Form 10 or in any registration statement filed pursuant to Section 3.1 or Section 3.3 of the Distribution Agreement (in each case other than statements or omissions made in reliance upon and in conformity with information furnished in writing by Parent, the Purchaser or their affiliates, representatives or advisors expressly for use therein) are false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  Notwithstanding the Company's obligations to indemnify the Loral Space Indemnified Parties described in the preceding paragraph, the Company will be obligated to indemnify the Loral Space Indemnified Parties only for those Indemnifiable Losses under Clause (i) and (iv) of the immediately preceding paragraph as to which the Loral Space Indemnified Parties have given the Company written notice thereof on or prior to the expiration of any applicable statute of limitations period (it being understood that there will be no corresponding time limitation with respect to any Indemnifiable Losses arising under clauses (ii) and (iii) of the immediately preceding paragraph). Notwithstanding the foregoing, if on or before the expiration of such indemnification period any Loral Space Indemnified Party has given notice to the Company of any matter which would be the basis for a claim of indemnification by such Loral Space Indemnified Party pursuant to the immediately preceding paragraph, such Loral Space Indemnified Party will have the right after the expiration of such indemnification period to assert or to continue to assert such claim and to be indemnified with respect thereto.

 TAX SHARING AGREEMENT

  The following is a summary of certain provisions of the Tax Sharing Agreement (as defined below). A copy of the Tax Sharing Agreement is attached hereto as an exhibit to the Schedule 14D-1 and is incorporated herein by reference. The Tax Sharing Agreement may be examined, and copies may be obtained, as set forth in Section 7 above. The following summary is qualified in its entirety by reference to the Tax Sharing Agreement.

  Pursuant to a tax sharing agreement, to be entered into prior to the consummation of the Offer, between Parent, Purchaser, the Company and Loral Space (the "Tax Sharing Agreement"), Parent generally has agreed, among other things, to file all tax returns with respect to, and to pay all taxes imposed upon or attributable to, the Company or the Retained Subsidiaries for all taxable periods, including the taxes incurred in connection with the transfers of the Loral Space Assets to Loral Space and the Loral Space. Loral Space generally has agreed, among other things, to file all tax returns with respect to Loral Space or the Loral Space Spino Companies for all taxable periods beginning after the Distribution Date and to pay all taxes imposed upon or attributable to Loral Space or the Loral Space Companies for all taxable periods. The Tax Sharing Agreement will become effective only upon consummation of the Offer.

 THE RIGHTS AGREEMENT

  The Company has advised Parent that pursuant to the Rights Agreement, on January 7, 1996 the Board of Directors of the Company declared a dividend distribution of one Right for each Share outstanding at the close of business on January 22, 1996 (the "Rights Record Date") and with respect to any Shares issued thereafter until the Rights Distribution Date (as defined below) and, in certain circumstances, with respect to Shares issued after the Distribution Date. Except as set forth below, each Right, when it becomes exercisable, entitles the registered holder to purchase from the Company a unit consisting initially of one one-thousandth of a share (a "Unit") of Series A Preferred Stock, par value $1.00 per share (the "Rights Preferred Stock"), of the Company at a purchase price of $180 per Unit, subject to adjustment (the "Rights Purchase Price"). The description and terms of the Rights are set forth in the Rights Agreement.

  Initially, the Rights were and are attached to all certificates representing Shares then outstanding, and no separate certificates evidencing the Rights (the "Rights Certificates") were or have been distributed. The Rights will separate from the Common Stock and a "Rights Distribution Date" will occur upon the earlier of (i) ten days (or such later date as the Board of Directors shall determine) following public disclosure that a person or group of affiliated or associated persons has become an "Acquiring Person" (as defined below), or (ii) ten business days (or such later date as the Board of Directors shall determine) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an "Acquiring Person". Except as set forth below, an "Acquiring Person" is a person or group of affiliated or associated persons who has acquired beneficial ownership of 20% or more of the outstanding Shares. The term "Acquiring Person" excludes
(i) the Company, (ii) any subsidiary of the Company, (iii) any employee benefit plan of the Company or any subsidiary of the Company or (iv) any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan.

  Until the occurrence of the Rights Distribution Date, (i) the Rights will be evidenced by the Share certificates and will be transferred with and only with such Shares certificates, (ii) new Share certificates issued after the Rights Record Date will contain a notation incorporating the Rights Agreement by reference, and (iii) the surrender for transfer of any certificates for Shares outstanding will also constitute the transfer of the Rights associated with the Shares represented by such certificate. Pursuant to the Rights Agreement, the Company reserves the right to require prior to the occurrence of a Triggering Event (as defined below) that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Rights Preferred Stock will be issued.

  As soon as practicable after the occurrence of the Rights Distribution Date, Rights Certificates will be mailed to holders of record of Shares as of the close of business on the Rights Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. Except in certain circumstances specified in the Rights Agreement or as otherwise determined by the Board of Directors of the Company, only Shares issued prior to the Rights Distribution Date will be issued with Rights.

  The Rights are not exercisable until the occurrence of the Rights Distribution Date. The Rights will expire at the close of business on January 22, 2006, unless extended or earlier redeemed by the Company as described below.

  In the event that, at any time following the Rights Distribution Date, a person becomes an Acquiring Person, each holder of a Right will thereafter have the right to receive, upon exercise of the Right, Shares (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. Notwithstanding the foregoing, following the occurrence of the event set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void and nontransferable and any holder of any such Right (including any purported transferee or subsequent holder) will be unable to exercise or transfer any such Right. For example, at an exercise price of $200 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following an event set forth in this paragraph would entitle its holder to purchase $400 worth of Shares (or other consideration, as noted above) for $200. Assuming that the Shares had a per share value of $40 at such time, the holder of each valid Right would be entitled to purchase ten Shares for $200.

  In the event that, at any time following the date on which there has been public disclosure that, or of facts indicating that, a person has become an Acquiring Person (the "Stock Acquisition Date"), (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation (other than a merger which follows an offer described in the preceding paragraph), or (ii) 50% or more of the Company's assets or earning power is sold, mortgaged or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The events set forth in this paragraph and in the preceding paragraph are referred to as the "Triggering Events."

  The Purchase Price payable, and the number of Units of Rights Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Rights Preferred Stock, (ii) if holders of Rights Preferred Stock are granted certain rights or warrants to subscribe for Rights Preferred Stock or convertible securities at less than the current market price of the Rights Preferred Stock, or (iii) upon the distribution to holders of the Rights Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

  With certain exceptions, no adjustment in the Rights Purchase Price will be required until cumulative adjustments amount to at least 1% of the Rights Purchase Price. No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Rights Preferred Stock on the last trading date prior to the date of exercise.

  Because of the nature of the Rights Preferred Stock's dividend and liquidation rights, the value of the one one-thousandth interest in a share of Rights Preferred Stock purchasable upon exercise of each Right should approximate the value of one Share. Shares of Rights Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Rights Preferred Stock will be entitled to a quarterly dividend payment of 1,000 times the dividend declared per Share. In the event of liquidation, each share of Rights Preferred Stock will be entitled to a $1.00 preference and, thereafter the holders of the shares of Rights Preferred Stock will be entitled to an aggregate payment of 1,000 times the aggregate payment made per Share. Each share of Rights Preferred Stock will have one vote, voting together with the Shares. These rights are protected by customary antidilution provisions.

  At any time until ten days following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price (the "Redemption Price") of $.0001 per Right (payable in cash, Shares or other consideration deemed appropriate by the Board of Directors) by resolution of the Board of Directors. The redemption of the Rights may be made effective at such time, on such basis, and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon such action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for capital stock (or other consideration) of the Company or for common stock of the acquiring company as set forth above.

  Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by resolution of the Board of Directors. After the Rights Distribution Date, the provisions of the Rights Agreement may be amended by resolution of the Board of Directors in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person or its affiliates or associates), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

  Because (i) the Offer is an offer to purchase all of the outstanding Shares and the Board has unanimously determined that the Offer described herein is fair to and in the best interests of the Company's stockholders and (ii) on January 7, 1996, the Board of Directors approved amending the Rights Agreement in accordance with the terms of the Merger Agreement, the acquisition of Shares pursuant to the Offer or the consummation of the Merger will not (a) cause any person to become an Acquiring Person or, (b) cause a Rights Distribution Date or a Stock Acquisition Date to occur or cause or require the distribution of any Rights Certificates to the record holders of Shares or,
(c) give rise to a Triggering Event.

LORAL SPACE STOCKHOLDERS AGREEMENT

  The following is a summary of certain provisions of the Stockholders Agreement (as defined below). A copy of the Stockholders Agreement is attached as an exhibit to the Schedule 14D-1 and is incorporated herein by reference. The Stockholders Agreements may be examined, and copies may be obtained, as set forth in Section 7, above. The following summary is qualified in its entirety by reference to the Stockholders Agreement.

  On or prior to the Distribution Date, the Company and Loral Space will enter into a Stockholders Agreement (the "Stockholders Agreement"), which establishes, among other things, certain conditions with respect to the relationship between Loral Space, on the one hand, and the Company and its affiliates (the "Subject Stockholders"), on the other hand. The Stockholders Agreement limits the ability of the Subject Stockholders, during the term of the Stockholders Agreement, to acquire any voting securities or assets of, or solicit proxies or make a public announcement of a proposal for any extraordinary transaction with respect to, Loral Space. The Stockholders Agreement provides that, subject to certain exceptions, the Subject Stockholders are obligated to vote any equity securities of Loral Space, at the option of the Subject Stockholders, either (i) as recommended by the Board of Directors or management of Loral Space, or (ii) in the same proportions as the holders of equity securities of Loral Space vote their securities. The Stockholders Agreement also limits the ability of the Subject Stockholders to transfer the equity securities of Loral Space held by the Subject Stockholders except pursuant to a registered public offering or the provisions of Rule 144 under the Exchange Act or pursuant to certain permitted transfers. The Stockholders Agreement provides that if, within one year following the date thereof, the Subject Stockholders vote against certain business combination transactions, Loral Space shall have the right to purchase from the Subject Stockholders all of the equity securities of Loral Space held by the Subject Stockholders at an agreed-upon price. The Stockholders Agreement also provides that if, within one year following the date thereof certain transactions occur, the Company shall have the right to purchase from Loral Space (including any successor to the rights and obligations of Loral Space) a certain number of shares of Loral Space (or such successor) at an agreed-upon price. The Stockholders Agreement also provides that in the event of certain transactions, the Subject Stockholders shall have the right to require Loral Space to purchase the Globalstar Warrants (as defined in the Stockholders Agreement) for an agreed upon price. The Stockholders Agreement further provides that under certain circumstances and subject to certain conditions the Subject Stockholders may require Loral Space to register under the Securities Act any Loral Space securities held by the Subject Stockholders. The Stockholders Agreement provides, subject to certain exceptions, that, in the event of a tender offer, if Subject Stockholders wish to sell or transfer any Loral Space securities pursuant to the tender offer the Subject Stockholders must first offer the shares for sale to Loral Space. The term of the Stockholders Agreement will continue until the earlier of (x) the date on which the voting power of the equity securities owned by the Subject Stockholders represents, on a fully-diluted basis, less than five percent (5%) of the total voting power, (y) the seventh anniversary of the date of the agreement, or (z) a change of control in Loral Space.

  11. PURPOSE OF THE OFFER, THE MERGER AND THE SPIN-OFF; PLANS FOR THE
COMPANY.

  Purpose of the Offer. The purpose of the Offer, the Merger and the Spin-Off is for the Purchaser to acquire control of the entire equity interest of the Retained Business (and to acquire a 20% equity interest in Loral Space). Consummation of the Offer in accordance with its terms and conditions will provide the Purchaser with at least a two-thirds equity interest in the Company. As described above, as a result of the Spin-Off, the Company will continue to own only the Retained Business and a 20% equity interest in Loral Space. The Merger will allow the Purchaser to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. The acquisition of the entire equity interest in the Retained Business and the 20% equity interest in Spinco has been structured as a cash tender offer followed by the Spin-Off and a cash merger in order to provide a prompt and orderly transfer of ownership of the Retained Business and the 20% equity interest in Loral Space from the public stockholders of the Company to Parent and to provide stockholders with cash and Loral Space Shares for all their Shares. The purchase of Shares pursuant to the Offer will increase the likelihood that the Merger will be effected.

  Except as noted in this Offer to Purchase, neither Parent nor the Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's corporate structure or business or the composition of its management or personnel.

  12. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK EXCHANGE LISTING; REGISTRATION UNDER THE EXCHANGE ACT. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than the Purchaser. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price.

  Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing and may, therefore, be delisted from such exchange. According to the NYSE's published guidelines, the NYSE could consider delisting the Shares if, among other things, the number of publicly held Shares (excluding Shares held by officers, directors, their immediate families and other concentrated holdings of 10% or more) were less than 600,000, there were less than 1,200 holders of at least 100 shares or the aggregate market value of the publicly held Shares were less than $5 million. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of Shares on such exchanges is discontinued, the market for the Shares could be adversely affected.

  If the NYSE were to delist the Shares, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Shares would be reported by such exchange or through NASDAQ or other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

  The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

  The Shares are currently registered under the Exchange Act. Such registration may be terminated if the Shares are not listed on a national securities exchange and there are fewer than 300 holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy or information statement in connection with stockholder action and the related requirement of an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for listing on a securities exchange or NASDAQ reporting. It is the current intention of Parent to deregister the Shares after consummation of the Offer if the requirements for termination of registration are met.

  No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, shareholders of the Company may have certain rights under the NYBCL to dissent and demand appraisal of, and payment in cash for the fair value of, the Shares. Such rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the purchase price per Share pursuant to the Offer or the consideration per Share to be paid in the Merger. The foregoing summary of the rights of dissenting shareholders does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise their dissenters' rights. The preservation and exercise of dissenters' rights are conditioned on strict adherence to the applicable provisions of New York law.

  In addition, the Merger will have to comply with other applicable procedural and substantive requirements of New York law, including any duties to minority shareholders imposed upon a controlling or, if applicable, majority shareholder.

  The Commission has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that if the Merger is consummated within one year of the purchase of Shares pursuant to the Offer, Rule 13e-3 will not be applicable to the Merger. Purchaser believes that if the Merger is not consummated within one year of its purchase of Shares pursuant to the Offer, Rule 13e-3 may be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

  13. DIVIDENDS AND DISTRIBUTIONS. If, on or after the date of the Merger Agreement, the Company should (i) split, combine or otherwise change the Shares or its capitalization, (ii) issue or sell any additional securities of the Company or otherwise cause an increase in the number of outstanding securities of the Company (except for Shares issuable upon the exercise of employee stock options outstanding on the date of the Merger Agreement) or
(iii) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares, then, without prejudice to the Purchaser's rights under Sections 1 and 15, the Purchaser, in its sole discretion, subject to the terms of the Merger Agreement, may make such adjustments as it deems appropriate in the purchase price and other terms of the Offer.

  If, on or after the date of the Merger Agreement, the Company should declare or pay any dividend on the Shares or make any distribution (including, without limitation, cash dividends, the issuance of additional Shares pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities, but excluding any regular quarterly dividend on the Shares of not more than $.08 per share on the dividend and payment dates normally applicable to the Shares) with respect to the Shares, other than Loral Space Shares payable or distributable in respect of the Shares in connection with the Spin-Off, that is payable or distributable to stockholders of record on a date prior to the transfer to the name of the Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to the Purchaser's rights under Sections 1 and 15, any such dividend, distribution or right to be received by the tendering stockholders will be received and held by the tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Purchaser in its sole discretion.

  14. EXTENSION OF TENDER PERIOD; AMENDMENT; TERMINATION. The Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, regardless of whether or not any of the events set forth in Section 15 will have occurred or will have been determined by the Purchaser to have occurred, subject to the terms of the Merger Agreement and applicable rules of the Commission, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. In the Merger Agreement, Parent and the Purchaser have agreed not to extend the Expiration Date beyond the twentieth business day following commencement of the Offer unless one or more of the conditions set forth in Section 15 is not satisfied or unless Parent reasonably determines that such extension is necessary to comply with any legal or regulatory requirements relating to the Offer or the Spin-Off. Parent and Purchaser have also agreed in the Merger Agreement, subject to the terms and conditions thereof, to extend the Expiration Date if the Offer would otherwise expire prior to Spin-Off Record Date or the expiration or termination of any applicable waiting period under the Antitrust Laws. In the Merger Agreement, the Purchaser expressly reserves the right to amend the terms or conditions of the Offer; provided, that without the consent of the Company, the Purchaser will not amend the terms or conditions of the Offer to change the form of consideration to be paid or decrease the price per Share payable in the Offer, the number of Shares sought in the Offer or to impose conditions to the Offer in addition to those set forth in Section 15 or to amend any other term of the Offer in any manner materially adverse to the holders of Shares. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer pursuant to
Section 15. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(c) and 14e-1(d) under the Exchange Act. Any reduction in the purchase price pursuant to the Merger Agreement will be considered an amendment to the Offer, and will be followed by the appropriate announcement. Without limiting the obligation of the Purchaser under such Rules or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a release to the Dow Jones News Service or the Reuters News Service.

  The Purchaser also reserves the right, in its sole discretion, subject to the terms of the Merger Agreement, in the event any of the conditions specified in Section 15 will not have been satisfied and so long as Shares have not theretofore been accepted for payment, to delay (except as otherwise required by applicable law) acceptance for payment of or payment for Shares or to terminate the Offer and not accept for payment or pay for Shares.

  If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

  If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including the Minimum Condition), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to stockholders and investor response. If prior to the Expiration Date, the Purchaser should decide to increase the price per Share being offered in the Offer, such increase will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer. As used in this Offer to Purchase, "business day" means any day other than Saturday, Sunday or a federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time as computed in accordance with Rule 14d-l under the Exchange Act.

  15. CERTAIN CONDITIONS TO THE OFFER. Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or pay for, and may delay the acceptance for payment of (whether or not the Shares have theretofore been accepted for payment), or the payment for, any Shares tendered, and may terminate or extend the Offer and not accept for payment any Shares, if:

  (i) immediately prior to the expiration of the Offer (as extended in accordance with the terms of the Offer), (A) any applicable waiting period under the Antitrust Laws will not have expired or been terminated or any approvals required under the EC Merger Regulation (as defined below) will not have been received, (B) the Spin-Off Record Date for the distribution of shares of Loral Space common stock to stockholders of the Company pursuant to the Distribution Agreement will not have been set by the Company's Board of Directors, (C) the public indenture merger opinions will not have been delivered to Purchaser and the applicable public indenture trustees, or (D) the number of Shares validly tendered and not withdrawn when added to the Shares then beneficially owned by Parent does not constitute two-thirds of the Shares then outstanding and represent two-thirds of the voting power of the Shares then outstanding on a fully diluted basis on the date of purchase; OR
(ii) on or after the date of the Merger Agreement and prior to the acceptance for payment of Shares, any of the following conditions exist:

    (a) any of the representations or warranties of the Company contained in the Merger Agreement will not have been true and correct at the date when made or (except for those representations and warranties made as of a particular date which need only be true and correct as of such date) shall cease to be true and correct at any time prior to consummation of the Offer, except where the failure to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect (as defined in the Merger Agreement); provided, that if any such failure to be so true and correct is curable by the Company through the exercise of its reasonable efforts, then Purchaser may not terminate the Offer under this subsection (a) until 10 business days after written notice thereof has been given to the Company by Parent or Purchaser and unless at such time the matter has not been cured; or

    (b) any of the representations or warranties of Loral Space contained in the Distribution Agreement will not have been true and correct at the date when made or (except for those representations and warranties made as of a particular date which need only be true and correct as of such date) will cease to be true and correct at any time prior to consummation of the Offer, except where the failure to be so true and correct would not individually or in the aggregate, have a Material Adverse Effect; provided, that if any such failure to be so true and correct is curable by Loral Space through the exercise of its reasonable efforts, then Purchaser may not terminate the Offer under this subsection (b) until 10 business days after written notice thereof has been given to the Company by Parent or Purchaser and unless at such time the matter has not been cured; or

    (c) the Company will have breached any of its covenants or agreements contained in the Merger Agreement, except for any such breaches that, individually or in the aggregate, would not have a Material Adverse Effect; provided that, if any such breach is curable by the Company through the exercise of its reasonable efforts, then Purchaser may not terminate the Offer under this subsection (c) until 10 business days after written notice thereof has been given to the Company by Parent or Purchaser and unless at such time the breach has not been cured; or

    (d) Loral Space or the Company will have breached any of its covenants or agreements contained in the Distribution Agreement, except for any such breaches that, individually or in the aggregate, would not have a Material Adverse Effect; provided, that if any such breach is curable by Spinco or the Company through the exercise of its reasonable efforts, then Purchaser may not terminate the Offer under this subsection (d) until 10 business days after written notice thereof has been given to the Company or Spinco, as the case may be, by Parent or Purchaser and unless at such time the breach has not been cured; or

    (e) there will have been any statute, rule, regulation, judgment, order or injunction promulgated, enacted, entered, enforced or deemed applicable to the Offer, or any other legal action will have been taken, by any state, federal or foreign government or governmental authority or by any U.S. court, other than the routine application to the Offer, the Merger or the Spin-Off of waiting periods under the HSR Act, that presents a substantial likelihood of (1) making the acceptance for payment of, or the payment for, some or all of the Shares illegal or otherwise prohibiting, restricting or significantly delaying consummation of the Offer, (2) imposing material limitations on the ability of Purchaser or Parent to acquire or hold or to exercise any rights of ownership of the Shares, or effectively to manage or control the Retained Business, the Company, the Retained Subsidiaries, Purchaser or any of their respective affiliates, which individually or in the aggregate could constitute a Significant Adverse Effect; or

    (f) any fact or circumstance exists or will have occurred that has a Material Adverse Effect; or

    (g) there will have occurred (1) any general suspension of trading in, or limitation on prices for, securities on the NYSE, (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (3) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States and having a Material Adverse Effect or materially adversely affecting (or materially delaying) the consummation of the Offer, (4) any limitation or proposed limitation (whether or not mandatory) by any U.S. governmental authority or agency, or any other event, that materially adversely affects generally the extension of credit by banks or other financial institutions, (5) from the date of the Merger Agreement through the date of termination or expiration of the Offer, a decline of at least 25% in the Standard & Poor's 500 Index or (6) in the case of any of the situations described in clauses (1) through (5) inclusive, existing at the date of the commencement of the Offer, a material acceleration, escalation or worsening thereof; or

    (h) any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Purchaser, any of its affiliates, or any group of which any of them is a member will have acquired beneficial ownership of more than 20% of the outstanding Shares or will have entered into a definitive agreement or an agreement in principle with the Company with respect to a tender offer or exchange offer for any Shares or merger, consolidation or other business combination with or involving the Company or any of its subsidiaries; or

    (i) prior to the purchase of Shares pursuant to the Offer, the Board of Directors of the Company will have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Purchaser its approval or recommendation of the Offer, the Merger Agreement, the Merger or the Spin-Off, will have recommended to the Company's stockholders another offer, will have authorized the redemption of the Rights (whether or not in accordance with Section 6.1(k) of the Merger Agreement) after the Company has received an Acquisition Proposal, or will have adopted any resolution to effect any of the foregoing which, in the sole judgment of Purchaser in any such case, and regardless of the circumstances (including any action or omission by Purchaser) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment; or

    (j) the Merger Agreement will have been terminated in accordance with its terms; or

    (k) the Spin-Off Record Date will not have occurred; or

    (l) the conditions to the Spin-Off will not have been satisfied or waived; OR

  (iii) Parent and Purchaser will not have secured financing on terms reasonably acceptable to Parent to finance the purchase of all of the Shares at the Merger Price and to consummate the transactions contemplated by the Merger Agreement and the Ancillary Agreements; provided, that the condition set forth in this clause (iii) will be a condition to Purchaser's obligations with respect to the Offer only if (A) the Offer has not been consummated on or before April 30, 1996, (B) Parent has not taken any significant action outside of the ordinary course of business, which prevents Parent from obtaining sufficient financing to purchase all of the Shares at the Merger Price and to consummate the transactions contemplated by the Merger Agreement and the Ancillary Agreements and (C) Parent and Purchaser are in substantial compliance with their respective material obligations under Sections 6.4, 6.5 and 6.6 of the Merger Agreement.

  The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to such conditions, or may be waived by Purchaser in whole or in part at any time and from time to time in its sole discretion; provided, that the condition set forth in clause (ii)(j) above may be waived or modified only by the mutual consent of Purchaser and the Company.

  16. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS. Except as described in this
Section 16, based on a review of publicly available filings by the Company with the Commission and other publicly available information concerning the Company, neither Parent nor the Purchaser is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser or Parent pursuant to the Offer, the Merger or otherwise or of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by the Purchaser or Parent pursuant to the Offer, the Merger or otherwise. Should any such approval or other action be required, Parent and the Purchaser currently contemplate that it will be sought. While the Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company or Parent or that certain parts of the business of the Company or Parent might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 16. See Section 15.

  State Takeover Statutes. The Company is incorporated under the laws of the State of New York. Section 912 of the NYBCL prohibits certain "business combinations" (defined to include mergers and consolidations) involving a New York corporation and an "interested shareholder" (defined generally as a person who is the beneficial owner of 20% or more of the outstanding voting stock of such New York corporation) for a period of five years following the date on which such interested shareholder became such (such date, a "stock acquisition date") unless such business combination or the purchase of stock made by such interested shareholder is approved by the board of directors of such New York corporation prior to such interested shareholder's stock acquisition date or certain other statutory conditions have been met. At a meeting on January 7, 1996, the Board of Directors approved the Merger Agreement, the Merger, the Offer and the Purchaser's purchase of Shares pursuant to the Offer. Accordingly, the provisions of Section 912 of the NYBCL have been satisfied with respect to the Offer and the Merger and such provisions will not delay the consummation of the Merger. Article 16 of the NYBCL also requires a bidder for shares of a New York corporation to file a registration statement with the attorney general and satisfy certain disclosure requirements. Parent and the Purchaser have filed such a registration statement and this Offer to Purchase sets forth the information required to be disclosed pursuant to Article 16 of the NYBCL.

  A number of other states have adopted "takeover" statutes that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or places of business in such states.

  In Edgar v. MITE Corporation, the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Act, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable under certain conditions, in particular, that the corporation has a substantial number of stockholders in the state and is incorporated there.

  The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted "takeover" statutes. The Purchaser does not know whether any of these statutes will, by their terms, apply to the Offer, and has not complied with any such statutes other than those adopted by the State of New York. To the extent that certain provisions of these statutes purport to apply to the Offer, the Purchaser believes that there are reasonable bases for contesting such statutes. If any person should seek to apply any state takeover statute, the Purchaser would take such action as then appears desirable, which action may include challenging the validity or applicability of any such statute in appropriate court proceedings. If it is asserted that one or more takeover statutes apply to the Offer, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities, and the Purchaser might be unable to purchase or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment or pay for Shares tendered. See
Section 15.

  Antitrust. Under the HSR Act, certain acquisitions may not be consummated unless information has been furnished to the FTC and the Antitrust Division and certain waiting period requirements have been satisfied. The Offer and the acquisition of Shares pursuant to the Merger Agreement are subject to the HSR Act. Parent expects to file a Notification and Report Form with respect to the Offer on or before January 19, 1996.

  Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent. Accordingly, if Parent files its HSR Notification and Report Form on January 19, 1996, the waiting period with respect to the Offer will expire at 11:59 p.m., New York City time, on February 3, 1996, unless Parent receives a request for additional information or documentary material, or the Antitrust Division and the FTC terminate the waiting period prior thereto. If, within such 15-day waiting period, either the Antitrust Division or the FTC requests additional information or material from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 15.

  No separate HSR Act waiting period requirements with respect to the Merger Agreement will apply, so long as the 15-day waiting period expires or is terminated. Thus, all Shares will be acquired pursuant to the Offer at the close of the 15-day waiting period or on the tenth calendar day after the date of substantial compliance with a request for additional information (assuming all other conditions to the Offer have been satisfied or waived in accordance with the provisions thereof).

  The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's acquisition of Shares pursuant to the Offer and the Merger Agreement. At any time before or after the Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties and state attorneys general may also bring legal action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which Parent and the Company are engaged, Parent and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 15 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

  EC Merger Regulation. According to the Company 10-K, the Company may conduct substantial operations within the European Community (the "EC") and certain of the individual member states of the EC. The EC Merger Regulation requires that notices of concentrations with a "community dimension" be provided to the EC Commission for review and approval prior to being put into effect. The Offer will be deemed to have a "community dimension" if the combined aggregate worldwide annual revenues of both the Company and the Purchaser exceeds ECU 5 billion, if the community-wide annual revenues of each of the Company and the Purchaser exceed ECU 250 million, and if both the Company and the Purchaser do not receive more than two-thirds of their respective community-wide revenues from one and the same member state. Based upon information contained in the Company 10-K, the Purchaser believes that the Offer may be considered to have a "community dimension" if the Offer falls within the EC Merger Regulation, the EC Commission, as opposed to individual member states, has exclusive jurisdiction to review it, subject to certain exceptions.

  Under the EC Merger Regulation, a concentration that meets the foregoing guidelines requires the filing of a notice in a prescribed form with the EC Commission. This filing must normally be made within seven days of the earlier of the announcement of a public bid, the conclusion of the relevant agreement or acquisition of a controlling interest, although extensions of time are sometimes granted. Transactions subject to the filing requirements of the EC Merger Regulation are suspended automatically until three weeks after receipt of the notice. The EC Commission may extend the suspension period for such period as it finds necessary to make a final decision on the legality of the transaction. In the case of a public bid, the bidder may acquire shares of the target company during the suspension period, but may not vote such shares until after the end of the period unless the EC Commission grants permission to do so in order to permit the bidder to maintain the full value of its investment.

  The EC Commission must decide whether to initiate proceedings within one month after the receipt of the notice, subject to certain extensions for EC holidays or if an individual member state has requested a referral of the transaction. If proceedings are initiated, the EC Commission must reach a decision in the proceedings within four months of the commencement of the proceedings. If the EC Commission fails to reach a decision within either of these time periods the transactions will be deemed to be compatible with the common market.

  If the EC Commission declares the Offer to be not compatible with the common market, it may prevent the consummation of the transaction, order a divestiture if the transaction has already been consummated or impose conditions or other obligations. In the event that the transaction is found not to be subject to the EC Merger Regulation, various national merger control regimes of the member states may apply, and it may be necessary to obtain approvals from such national authorities.

  There can be no assurance that a challenge to the Offer will not be made pursuant to the EC Merger Regulation and if such a challenge is made, what the outcome will be, or, alternatively, if the concentration does not meet the aforementioned guidelines and does not require the filing of a notice with the EC Commission, what the outcome will be pursuant to the merger regulations of one or more of the various member states.

  FCC Regulation. The Communications Act of 1934, as amended (the "Communications Act"), requires prior approval by the FCC of the assignment or transfer of control of any radio or satellite license or licensee, or the assignment or transfer of any rights arising under any such license. The FCC distinguishes between pro forma transfers and assignments, in which ultimate ownership and control are not substantially changed and for which applications are processed on an expedited basis, and "substantial" assignments and transfers of control, which trigger an opportunity for public comment and receive a more comprehensive review by the FCC. Applications must be filed with the FCC seeking approval of both pro forma and substantial assignments and transfers. The Communications Act requires the FCC to find that the proposed transfer or assignment would serve the public interest, convenience and necessity as a prerequisite to granting approval. The FCC may also require that the applicant demonstrate that it possesses the requisite legal, financial, technical and other qualifications to operate the licensed facilities before it will approve the assignment or transfer. The FCC assesses, as part of the process of considering applications proposing assignments or transfers of control of FCC licenses or licensees, certain information with respect to officers, directors and stockholders of the entity to which control is to be transferred.

  The Offer and acquisition of Shares pursuant to the Merger Agreement will result in substantial assignments of, and transfers of control over, certain private radio licenses used internally by the Company in connection with its defense electronics and systems integration business. Such assignments and transfers will require prior FCC approval. The public-comment period, however, will not be triggered because these licenses are private radio licenses. Moreover, in the case of private radio licenses, special temporary authorizations possibly may be obtained to allow the Offer and acquisition of Shares to close even if the FCC has not yet granted its approval of the underlying private radio transfer applications. In addition, based on publicly available information, Parent and Purchaser believe that the Spin-Off will result in a pro forma assignment of, and transfer of control over, certain licenses and authorizations issued by the FCC to the Company and its subsidiaries in connection with their telecommunications and space systems business, which will require prior FCC approval. There can be no assurance that challenge to the Offer or the Spin-Off will not be made pursuant to the Communications Act, and if such challenge were made, what the outcome would be.

  Commission Approval of Information Statement. The Company intends to file the Information Statement with the Commission as part of a registration statement of the Loral Space Common Stock under the Exchange Act. The Company may not distribute the Information Statement or the Loral Space Common Stock until the Commission has reviewed such registration statement and declared it effective.

  Margin Rules. The Purchaser and Parent believe that the requirements of the margin regulations promulgated by the Federal Reserve Board are not applicable to the financing of the Offer and the Merger.

  Short-Form Merger. Section 905 of the NYBCL would permit the Merger to occur without a vote of the Company's shareholders (a "short-form merger") if the Purchaser were to acquire at least 90% of the outstanding Shares in the Offer.

  17. FEES AND EXPENSES. Parent and the Purchaser have engaged Bear Stearns to act as financial advisor to Parent in connection with the proposed acquisition of the Company and as Dealer Manager in connection with the Offer. Parent has agreed to pay Bear Stearns a fee of $5 million as compensation for its services to date as financial advisor to Parent and an additional fee of $20 million upon the consummation of the purchase by Parent or Purchaser of more than 50% of the capital stock of the Company for a total fee of $25 million. If Parent or Purchaser receives recovery of expenses or any other similar fee pursuant to the Merger Agreement, then Parent shall pay Bear Stearns immediately upon receipt of such expenses an additional fee of $20 million. The Purchaser also has agreed to reimburse Bear Stearns for its expenses, including reasonable counsel fees and to indemnify it against certain liabilities and expenses, including certain liabilities under the federal securities laws.

  The Purchaser has retained Morrow & Co. to act as the Information Agent and First Chicago Trust Company of New York to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, facsimile, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer material to beneficial owners. The Information Agent and Depositary each will receive reasonable and customary compensation for their services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws. The Depositary has not been retained to make solicitations or recommendations in connection with the Offer.

  Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other persons for soliciting tenders of Shares pursuant to the Offer (other than the fees of the Dealer Manager and the Information Agent). Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for reasonable expenses incurred by them in forwarding material to their customers.

  18. MISCELLANEOUS. The Purchaser is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In those jurisdictions where securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

  The Purchaser has filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule 14D-l and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth in
Section 7 (except they will not be available at the regional offices of the Commission).

                                          LAC Acquisition Corporation

January 12, 1996

                                  SCHEDULE I

                  DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

  The name, business address, present principal occupation or employment and five-year employment history of each director and executive officer of Parent and certain other information are set forth below. Unless otherwise indicated below, the address of each director and officer is c/o 6801 Rockledge Drive, Bethesda, Maryland 20817. No information is provided in the right-hand column where the individual has occupied the position indicated in the middle column for the past five years and holds no outside directorships. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent. All directors and officers listed below are citizens of the United States. Parenthetical years indicate the year the individual was elected or appointed a director of Lockheed Corporation or Martin Marietta Corporation (which were combined into Lockheed Martin Corporation in the first quarter of 1995).

                                                 PRINCIPAL OCCUPATION AND
     NAME                                          BUSINESS EXPERIENCE
    (AGE AT        POSITIONS AND OFFICES            (PAST FIVE YEARS)
   12/31/95)         HELD WITH PARENT             OUTSIDE DIRECTORSHIPS
   ---------       ---------------------         ------------------------
Norman R. Au-    President and Chief       President of Lockheed Martin Corpo-
 gustine (60)    Executive Officer;        ration since March 16, 1995 and
                 Director (1986)           Chief Executive Officer of Lockheed
                                           Martin Corporation since January 1,
                                           1996. Chairman of the Board of Mar-
                                           tin Marietta from 1988 to 1995 and
                                           Chief Executive Officer from 1987 to
                                           1995; served as Vice Chairman of
                                           Martin Marietta between 1987 and
                                           1988, as President and Chief Operat-
                                           ing Officer in 1986 and 1987, as Ex-
                                           ecutive Vice President in 1985 and
                                           1986, and as a Senior Vice President
                                           in 1985; director of Phillips Petro-
                                           leum Company and Proctor & Gamble
                                           Co.
Marcus C.        Senior Vice President and Senior Vice President and Chief Fi-
 Bennett (60)    Chief Financial Officer;  nancial Officer of Parent since
                 Director (1993)           March 16, 1995. Vice President and
                                           Chief Financial Officer of Martin
                                           Marietta since 1988; served as Vice
                                           President of Finance from 1984 to
                                           1988; serves as Chairman of Martin
                                           Marietta Materials, Inc., a majority
                                           owned subsidiary of Martin Marietta,
                                           and Orlando Central Park, Inc. and
                                           Chesapeake Park, Inc., wholly owned
                                           subsidiary of Martin Marietta; di-
                                           rector of Carpenter Technology,
                                           Inc.; member of Financial Executives
                                           Institute, MAPI Finance Council and
                                           The Economic Club of Washington;
                                           serves as a director of the Private
                                           Sector Council and as a member of
                                           its CFO Task Force.
Lynne V. Cheney  Director (1994)           W. H. Brady, Jr. Distinguished Fel-
 (54)                                      low at the American Enterprise In-
                                           stitute for Public Policy Research,
                                           an independent, nonpartisan organi-
                                           zation sponsoring original research
                                           on domestic and international eco-
                                           nomic policy,

                                                PRINCIPAL OCCUPATION AND
   NAME                                           BUSINESS EXPERIENCE
  (AGE AT       POSITIONS AND OFFICES              (PAST FIVE YEARS)
 12/31/95)         HELD WITH PARENT              OUTSIDE DIRECTORSHIPS
 ---------      ---------------------           ------------------------
                                          foreign and defense policy, and so-
                                          cial and political issues since
                                          1992; served as Chairman of the Na-
                                          tional Endowment for the Humanities,
                                          an independent federal agency sup-
                                          porting education, research, preser-
                                          vation, and public programs in hu-
                                          manities, 1986-1992; director of
                                          Reader's Digest Association, Inc.,
                                          IDS Mutual Fund Group, FPL Group,
                                          Inc. and UP Group Resources, Inc.
A. James     Director (1981)              Chairman of the Board of Clark En-
 Clark (68)                               terprises, Inc., a holding company
                                          engaged in the construction business
                                          since 1987; served as its President
                                          since 1972; Chairman of the Execu-
                                          tive Committee for the Clark Con-
                                          struction Group, Inc.; director of
                                          Potomac Electric Power Company and
                                          Carr Realty Corporation; member of
                                          the Board of Trustees of The Johns
                                          Hopkins University; director of the
                                          University of Maryland Foundation
                                          and a member of the Board of Visi-
                                          tors for the University of Maryland
                                          Foundation.
Vance D.     Executive Vice President     Director since 1996; Executive Vice
 Coffman     and Chief Operating Officer; President and Chief Operating Offi-
 (51)        Director (1996)              cer since 1996; President and Chief
                                          Operating Officer, Space and Strate-
                                          gic Missiles Sector from March 1995
                                          to December 1995; previously served
                                          in Lockheed Corporation as Executive
                                          Vice President, from 1992-1995; and
                                          President of Lockheed Space Systems
                                          Division from 1988-1992.
Edwin I.     Director (1987)              Of Counsel to Paul, Hastings,
 Colodny                                  Janofsky & Walker; served as Chief
 (69)                                     Executive Officer of USAir, Inc.
                                          from 1975 until retiring in June
                                          1991 and as Chairman of the Board of
                                          USAir, Inc. from 1978 until July
                                          1992; also served as Chairman of the
                                          Board of USAir Group, Inc. from 1983
                                          until retiring from that position in
                                          July 1992; director of USAir Group,
                                          Inc., COMSAT Corporation, Esterline
                                          Technologies Corp. and Ascent Enter-
                                          tainment; member of the Board of
                                          Trustees of the University of Roch-
                                          ester.
Lodwrick M.  Director (1991)              Chairman Emeritus of the Board of
 Cook (67)                                ARCO, a petroleum, coal and chemical
                                          company since June 1995, served as
                                          Chief Executive Officer of ARCO from
                                          October 1985 to July 1994; served as
                                          a director of ARCO since

                                                 PRINCIPAL OCCUPATION AND
                                                   BUSINESS EXPERIENCE
       NAME          POSITIONS AND OFFICES          (PAST FIVE YEARS)
 (AGE AT 12/31/95)     HELD WITH PARENT           OUTSIDE DIRECTORSHIPS
 -----------------   ---------------------       ------------------------
                                           1980; director of H.F. Ahmanson &
                                           Company; member of Investment Advi-
                                           sory Committee of Aurora Capital
                                           Partners, L.P.
James L. Everett,    Director (1976)       Served as Chief Executive Officer of
 III (69)                                  Philadelphia Electric Company from
                                           1978 and Chairman of its Board of
                                           Directors from 1982 until his re-
                                           tirement in 1988; director of Tasty
                                           Baking Company.
Houston K. Flourney  Director (1976)       Special Assistant to the President
 (66)                                      for Governmental Affairs, University
                                           of Southern California, Sacramento,
                                           California, since August 1981; Pro-
                                           fessor of Public Administration,
                                           University of Southern California,
                                           Sacramento, California, 1981 to
                                           1993; served as Vice President for
                                           Governmental Affairs, University of
                                           Southern California, Los Angeles.
                                           1978 to 1981; director of Fremont
                                           General Corporation, Fremont Invest-
                                           ment and Loan Corporation and Tosco
                                           Corporation.
James F. Gibbons     Director (1985)       Dean of the School of Engineering,
 (64)                                      Stanford University, Stanford, Cali-
                                           fornia, since September 1984; Pro-
                                           fessor of Electronics, Stanford Uni-
                                           versity, since 1964; director of
                                           Raychem Corporation, Centigram Com-
                                           munications Corporation. Cisco Sys-
                                           tems Incorporation, El Paso Natural
                                           Gas Company and Amati Communications
                                           Corp.
Edward L. Hennessy,  Director (1983)       Served as Chairman of the Board and
 Jr. (67)                                  Chief Executive Officer of
                                           AlliedSignal Inc. from May 1979
                                           through June 1991 and served as
                                           Chairman of AlliedSignal Inc. from
                                           July 1991 through December 1991; di-
                                           rector of The Bank of New York, The
                                           Wackenhut Corporation and Walden
                                           Residential Properties, Inc.;
                                           trustee of Catholic University of
                                           America and Stevens Institute of
                                           Technology, a director and treasurer
                                           of March of Dimes and a director of
                                           Public TV,
                                           Channel 13.
Edward E. Hood, Jr.  Director (1993)       Joined GE in 1957 after service in
 (65)                                      the U.S. Air Force; elected a Vice
                                           President of GE in 1968 and Vice
                                           Chairman and Executive Officer of GE
                                           in 1979; served as a director of GE
                                           from 1980 until his retirement in
                                           1993;

                                                 PRINCIPAL OCCUPATION AND
                                                   BUSINESS EXPERIENCE
       NAME          POSITIONS AND OFFICES          (PAST FIVE YEARS)
 (AGE AT 12/31/95)     HELD WITH PARENT           OUTSIDE DIRECTORSHIPS
 -----------------   ---------------------       ------------------------
                                           director of FlightSafety Interna-
                                           tional, Inc., The Lincoln Electric
                                           Company and Gerber Scientific, Inc.,
                                           Chairman Emeritus of the Board of
                                           Trustees of Rensselaer Polytechnic
                                           Institute; serves as a trustee of
                                           North Carolina State University.
Caleb B. Hurtt (64)  Director (1987)       Served as President and Chief Oper-
                                           ating Officer of Martin Marietta
                                           from 1987 until his retirement in
                                           January 1990; was its Executive Vice
                                           President in 1987 and a Senior Vice
                                           President from 1983 to 1987; Vice
                                           Chairman of the Board of Trustees of
                                           Stevens Institute of Technology;
                                           served as Chairman of the Board of
                                           Governors of the Aerospace Indus-
                                           tries Association in 1989 and is a
                                           past Chairman of the NASA Advisory
                                           Council.
Gwendolyn S. King    Director (1992)       Senior Vice President of Corporate
 (55)                                      and Public Affairs for PECO Energy
                                           Company (formerly Philadelphia Elec-
                                           tric Company) since October 1992;
                                           served as Commissioner of the Social
                                           Security Administration from August
                                           1989 through September 1992, and as
                                           Executive Vice President of Gogol &
                                           Associates in Washington, D.C. from
                                           March 1988 to July 1989; director of
                                           Monsanto Company; member of the Ex-
                                           ecutive Committee of Pennsylvania
                                           Electric Association, the Philadel-
                                           phia Convention and Visitors Center,
                                           and the Central Philadelphia Devel-
                                           opment Corp.
Lawrence O. Kitchen  Director (1975)       Chairman of the Executive Committee
 (72)                                      of Lockheed Corporation from January
                                           1, 1989 to March 16, 1995; served as
                                           Chairman of the Board and Chief Ex-
                                           ecutive Officer of Lockheed Corpora-
                                           tion, 1986 to 1988; served as Presi-
                                           dent and Chief Operating Officer of
                                           Lockheed Corporation, 1975 to 1985;
                                           serves on the Advisory Board of the
                                           Industrial Bank of Japan; director
                                           of Kendall-Jackson Winery, Ltd.
Gordon S. Macklin    Director (1992)       Chairman of the Board of White River
 (67)                                      Corporation, an information services
                                           company; served as Chairman of the
                                           Board of Hambrecht & Quist, Inc., a
                                           venture capital and investment bank-
                                           ing company, from 1987 until his re-
                                           tirement in April 1992;

                                                 PRINCIPAL OCCUPATION AND
                                                   BUSINESS EXPERIENCE
       NAME          POSITIONS AND OFFICES          (PAST FIVE YEARS)
 (AGE AT 12/31/95)     HELD WITH PARENT           OUTSIDE DIRECTORSHIPS
 -----------------   ---------------------       ------------------------
                                           served as President of the National
                                           Association of Securities Dealers,
                                           Inc. from 1970 until 1987; director
                                           of Fund American Enterprises Hold-
                                           ings, Inc., MCI Communications Cor-
                                           poration, Med-Immune, Inc. and Info
                                           Vest Corporation; serves as direc-
                                           tor, trustee or managing general
                                           partner, as the case may be of 53 of
                                           the investment companies in the
                                           Franklin/Templeton Group of Funds.
Vincent N. Marafino  Director (1980)       Executive Vice President of Lockheed
 (65)                                      Martin Corporation from March 16,
                                           1995 to December 31, 1995. Vice
                                           Chairman of the Board and Chief Fi-
                                           nancial and Administrative Officer
                                           of Lockheed from August 1, 1988-
                                           1995; served as Executive Vice Pres-
                                           ident--Chief Financial and Adminis-
                                           trative Officer of Lockheed, 1983 to
                                           1988; served as an executive officer
                                           of Lockheed from 1971-1995. Director
                                           since December 1995 of Rohr, Inc.
Eugene F. Murphy     Director (1993)       President and Chief Executive Offi-
 (59)                                      cer of GE Aircraft Engines since
                                           1993; served as President and Chief
                                           Executive Officer of GE Aerospace
                                           from 1992 to 1993; served as Senior
                                           Vice President of GE Communications
                                           & Services from 1986 to 1992; served
                                           as a member of President Reagan's
                                           National Security Telecommunications
                                           Advisory Committee; former Chairman
                                           and permanent member of the Board of
                                           Directors of the Armed Forces Commu-
                                           nications and Electronics Associa-
                                           tion; member of the Aerospace Indus-
                                           tries Association Board of Gover-
                                           nors.
Allen E. Murray      Director (1991)       Served as Chairman of the Board and
 (66)                                      Chief Executive Officer of Mobil
                                           Corporation from 1986 until his re-
                                           tirement on March 1, 1994; director
                                           of Metropolitan Life Insurance Com-
                                           pany, Minnesota Mining and Manufac-
                                           turing Company, Morgan Stanley Group
                                           Inc. and St. Francis Hospital; mem-
                                           ber of the Board of Trustees of New
                                           York University, a member of the
                                           Chase Manhattan Bank International
                                           Advisory Committee, and serves as an
                                           honorary director of the American
                                           Petroleum Institute; member of The
                                           Business Council, The Business
                                           Roundtable, The Council on Foreign
                                           Relations, and The Trilateral Com-
                                           mission.

                                                PRINCIPAL OCCUPATION AND
                                                  BUSINESS EXPERIENCE
      NAME         POSITIONS AND OFFICES           (PAST FIVE YEARS)
(AGE AT 12/31/95)     HELD WITH PARENT           OUTSIDE DIRECTORSHIPS
-----------------  ---------------------        ------------------------
David S. Potter    Director (1987)        Served as Chairman of the Board of
 (70)                                     John Fluke Manufacturing Company,
                                          Inc., an electronic instrument and
                                          sensor firm, Everett, Washington.
                                          1990-1991; retired Vice President
                                          and Group Executive of General Mo-
                                          tors Corporation; served as Vice
                                          President of General Motors Corpora-
                                          tion 1976 to 1985; director of John
                                          Fluke Manufacturing Company, Inc.
                                          1986-1995.
Frank Savage (57)  Director (1990)        Chairman, Alliance Capital Manage-
                                          ment International, an investment
                                          management company since 1994; Se-
                                          nior Vice President of The Equitable
                                          Life Assurance Society of the United
                                          States since 1987; Chairman of the
                                          Board of Alliance Corporate Finance
                                          Group, Inc. since 1993; Chairman of
                                          the Board of Equitable Capital Man-
                                          agement Corporation, 1992-1993; and
                                          Vice Chairman of the Board of Equi-
                                          table Capital Management Corpora-
                                          tion, 1986-1992; director of Alli-
                                          ance Capital Management Corporation.
                                          ARCO Chemical Company, and Essence
                                          Communications, Inc.; trustee of
                                          Johns Hopkins University and Howard
                                          University; director of the Council
                                          on Foreign Relations; New York Phil-
                                          harmonic; and former U.S. Presiden-
                                          tial appointee to the Board of Di-
                                          rectors of U.S. Synthetic Fuels Cor-
                                          poration.
Daniel M. Tellep   Chairman of the Board; Chief Executive Officer of Parent
 (64)              Director (1987)        from March 16, 1995 to December 31,
                                          1995. Chairman of the Board and
                                          Chief Executive Officer of Lockheed
                                          Corporation January 1, 1989 to March
                                          16, 1995; served as President of
                                          Lockheed Corporation, August 1988 to
                                          December 1988; served as Group Pres-
                                          ident-- Missiles and Space Systems
                                          of Lockheed Corporation, 1986 to
                                          1988, and President, Lockheed
                                          Missiles & Space Company, Inc., a
                                          wholly owned subsidiary of Lockheed
                                          Corporation, 1984 to 1988; served as
                                          an executive officer of Lockheed
                                          Corporation since March 1983; direc-
                                          tor of First Interstate Bancorp,
                                          Southern California Edison Company,
                                          and SCEcorp.

                                                 PRINCIPAL OCCUPATION AND
    NAME                                           BUSINESS EXPERIENCE
   (AGE AT        POSITIONS AND OFFICES             (PAST FIVE YEARS)
  12/31/95)         HELD WITH PARENT              OUTSIDE DIRECTORSHIPS
  ---------       ---------------------          ------------------------
Carlisle A.    Director (1990)             Retired Admiral U.S. Navy, 1990;
 H. Trost                                  Chief of Naval Operations, United
 (65)                                      States Navy, 1986-1990; also served
                                           as Commander in Chief, U.S. Atlantic
                                           Fleet, Commander U.S. Seventh Fleet,
                                           and Deputy Commander in Chief of the
                                           U.S. Pacific Fleet; director of Lou-
                                           isiana Land and Exploration Company,
                                           General Public Utilities Corp., GPU
                                           -- Nuclear Corp., General Dynamics
                                           Corporation, Precision Components
                                           Corporation, and Bird-Johnson Compa-
                                           ny, Trustee of the U.S. Naval Acad-
                                           emy Foundation and U.S. Naval Acad-
                                           emy Alumni Association.
James R.       Director (1988)             Partner, O'Melveny & Myers, a law
 Ukropina                                  firm, Los Angeles, California, since
 (58)                                      1992; former Chairman of the Board
                                           and Chief Executive Officer of Pa-
                                           cific Enterprises, a diversified
                                           holding company 1989 to 1991; direc-
                                           tor of Pacific Mutual Life Insurance
                                           Company and member of the Board of
                                           Trustees of Stanford University.
Douglas C.     Director (1990)             Chairman of the Board, President and
 Yearley (60)                              Chief Executive Officer of Phelps
                                           Dodge Corporation, a producer of
                                           copper and copper products, carbon
                                           blacks, and wheels and rims for me-
                                           dium and heavy trucks, Phoenix, Ari-
                                           zona, serving as Chairman and Chief
                                           Executive Officer since 1989 and
                                           President since 1991; served as Ex-
                                           ecutive Vice President of Phelps
                                           Dodge Corporation form 1987 to 1989;
                                           served as President of Phelps Dodge
                                           Industries, a division of Phelps
                                           Dodge Corporation, from 1988 to
                                           1990; served as Senior Vice Presi-
                                           dent of Phelps Dodge Corporation
                                           from 1982 to 1986; director of
                                           Phelps Dodge Corporation, J.P. Mor-
                                           gan & Co. Incorporated, Morgan Guar-
                                           anty Trust Company of New York and
                                           USX Corporation.
Minoru S.      President, Missiles & Space President, Lockheed Missiles and
 Araki (64)                                Space Company, Inc. from March 16,
                                           1995 until present; Previously
                                           served in Lockheed Corporation as
                                           Executive Vice President, Missiles
                                           and Space Systems Group and Execu-
                                           tive Vice President--Lockheed Mis-
                                           siles & Space Company, Inc., from
                                           October 1988 to March, 1995.

                                                 PRINCIPAL OCCUPATION AND
   NAME                                            BUSINESS EXPERIENCE
  (AGE AT        POSITIONS AND OFFICES              (PAST FIVE YEARS)
 12/31/95)         HELD WITH PARENT               OUTSIDE DIRECTORSHIPS
 ---------       ---------------------           ------------------------
James A.     Sector President--Aeronautics President and Chief Operating Offi-
 Blackwell,  Sector                        cer, Aeronautics Sector Since March
 Jr. (55)                                  1995; previously served in Lockheed
                                           Corporation as Vice President and
                                           President from April 1993 to March
                                           1995, Lockheed Aeronautical Systems
                                           Company; served as an executive em-
                                           ployee of Lockheed Aeronautical Sys-
                                           tems Company from 1986 until March
                                           1995.
Melvin R.    Sector President--Space &     President and Chief Operating Offi-
 Brashears   Strategic Missiles            cer, Space and Strategic Missiles
 (50)                                      Sector, from January 1996; Deputy,
                                           Space and Strategic Missiles Sector
                                           from November 1995 to December 1995;
                                           Executive Vice President of Lockheed
                                           Missiles & Space Company, Inc. from
                                           March 1995-November 1995 and Presi-
                                           dent of Lockheed Commercial Space
                                           Company; previously served in Lock-
                                           heed Corporation as Vice President
                                           and Assistant General Manager, Space
                                           Systems Division, Lockheed Missiles
                                           and Space Company, Inc., from 1992-
                                           1995; Director of Advanced Space
                                           Programs, from 1991-1992.
Thomas A.    Sector President--Electronics President and Chief Operating Offi-
 Corcoran                                  cer, Electronics Sector since March
 (51)                                      1995; previously served in Martin
                                           Marietta Corporation as President,
                                           Electronics Group, from 1993-March
                                           1995; previously served at General
                                           Electric Corporation as Vice Presi-
                                           dent and General Manager, from 1990-
                                           1993.
Dain M.      President, Tactical           President, Tactical Aircraft Systems
 Hancock     Aircraft Systems              since March 1995; previously served
 (54)                                      in Lockheed Corporation as Vice
                                           President from 1993 to March 1995;
                                           and Vice President and F-16 Program
                                           Director, Lockheed Fort Worth Compa-
                                           ny, from 1993 to March 1995. From
                                           1966 until 1993 he was an employee
                                           of General Dynamics Corporation.
John R.      President,                    President, Sanders; previously
 Kreik (51)  Sanders                       served in Lockheed Corporation as
                                           President, Lockheed Sanders, Inc.
                                           from 1990-1995.
James W.     President                     President, Astronautics since March
 McAnally,                                 1995; previously served in Martin
 Jr. (59)                                  Marietta Corporation as President,
                                           Astronautics from 1993 to March
                                           1995.

                                                 PRINCIPAL OCCUPATION AND
                                                   BUSINESS EXPERIENCE
      NAME          POSITIONS AND OFFICES           (PAST FIVE YEARS)
(AGE AT 12/31/95)     HELD WITH PARENT            OUTSIDE DIRECTORSHIPS
-----------------   ---------------------        ------------------------
John S. McLellan   President, Aeronautical President, Aeronautical Systems
 (54)              Systems                 since March 1995; previously served
                                           in Lockheed
                                           Corporation as Vice President and
                                           Executive
                                           Vice President, Lockheed Aeronauti-
                                           cal Systems Company from March 1994
                                           to March 1995; served as President,
                                           Lockheed Aircraft Service Company-
                                           Ontario from February 1992 to March
                                           1994; served as Executive Vice Pres-
                                           ident from April 1989 to February
                                           1992.
Frank H. Menaker,  Vice President and      Vice President and General Counsel
 Jr. (55)          General Counsel         for Lockheed Martin Corporation
                                           since March 1995, after having
                                           served in the same capacity for Mar-
                                           tin Marietta Corporation since 1981.
                                           He joined Martin Marietta Corpora-
                                           tion in 1970 as an Assistant Divi-
                                           sion Counsel for aerospace opera-
                                           tions in Baltimore; became a Corpo-
                                           rate Assistant General Counsel in
                                           1973 and in 1977 was named General
                                           Counsel of that corporation's aero-
                                           space operations. Mr. Menaker is
                                           Chair of the ABA Public Contract Law
                                           Section, a member of the Board of
                                           Directors of the National Chamber
                                           Litigation Center, and a member of
                                           the Steering Committee for the Law-
                                           yer's Committee for Human Rights.
Albert Narath      President--Energy and   President and Chief Operating Offi-
 (63)              Environment Sector      cer, Energy and Environment Sector,
                                           Lockheed Martin Corporation from Au-
                                           gust 15, 1995 to present; President,
                                           Sandia Corporation from April 1989
                                           to August 14, 1995.
Robert E. Rulon    Vice President and      Vice President and Controller since
 (52)              Controller              March 1995; previously served in
                                           Lockheed Corporation as Vice Presi-
                                           dent and Controller from 1992-1995;
                                           served as a Vice President, Internal
                                           Audit from 1990-1992.
Walter E.          Vice President and      Vice President and Treasurer since
 Skowronski (47)   Treasurer               March 1995; previously served in
                                           Lockheed Corporation as Vice Presi-
                                           dent and Treasurer from 1992-1995;
                                           served as staff Vice President, In-
                                           vestor Relations from 1990-1992.

                                                 PRINCIPAL OCCUPATION AND
   NAME                                            BUSINESS EXPERIENCE
  (AGE AT        POSITIONS AND OFFICES              (PAST FIVE YEARS)
 12/31/95)         HELD WITH PARENT               OUTSIDE DIRECTORSHIPS
 ---------       ---------------------           ------------------------
Peter B.     Sector President--Information President and Chief Operating Offi-
 Teets (54)  and Technology Services       cer, Information and Technology
                                           Services Sector since March 1995;
                                           previously served in Martin Marietta
                                           Corporation as Corporate Vice Presi-
                                           dent (since 1985) and President,
                                           Space Group, from 1993-1995; served
                                           as President, Astronautics Group
                                           from 1987-1993.

                       DIRECTORS AND EXECUTIVE OFFICERS
                               OF THE PURCHASER

  The name, business address, present principal occupation or employment and five-year employment history of each director and executive officer of Purchaser and certain other information are set forth below. Unless otherwise indicated below, the address of each director and officer is c/o 6801 Rockledge Drive, Bethesda, Maryland 20817. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent. Parenthetical years indicate the year the individual was elected or appointed to the position or office. All directors and officers listed below are citizens of the United States.

                                               PRINCIPAL OCCUPATION AND
                                                 BUSINESS EXPERIENCE
      NAME         POSITIONS AND OFFICES          (PAST FIVE YEARS)
(AGE AT 12/31/95)   HELD WITH PURCHASER         OUTSIDE DIRECTORSHIPS
-----------------  ---------------------       ------------------------
Marcus C. Bennett  President and         Senior Vice President and Chief Fi-
 (60)              Director              nancial Officer of Parent since
                                         March 16, 1995. Vice President and
                                         Chief Financial Officer of Martin
                                         Marietta since 1988; served as Vice
                                         President of Finance from 1984 to
                                         1988; serves as Chairman of Martin
                                         Marietta Materials, Inc., a majority
                                         owned subsidiary of Martin Marietta,
                                         and Orlando Central Park, Inc. and
                                         Chesapeake Park, Inc., wholly owned
                                         subsidiary of Martin Marietta; di-
                                         rector of Carpenter Technology,
                                         Inc.; member of Financial Executives
                                         Institute, MAPI Finance Council and
                                         The Economic Club of Washington;
                                         serves as a director of the Private
                                         Sector Council and as a member of
                                         its CFO Task Force.
Vance D. Coffman   Director              Director since 1996; Executive Vice
 (51)                                    President and Chief Operating Offi-
                                         cer since 1996; President and Chief
                                         Operating Officer, Space and Strate-
                                         gic Missiles Sector from March 1995
                                         to December 1995; previously served
                                         in Lockheed Corporation as Executive
                                         Vice President, from 1992-1995; and
                                         President of Lockheed Space Systems
                                         Division from 1988-1992.
Robert B. Corlett  Director              Vice President, Human Resources, of
 (56)                                    Lockheed Martin Corporation since
                                         March 1995, after having served in
                                         the same capacity for Lockheed Cor-
                                         poration since 1991; served as Vice
                                         President, Human Resources, for the
                                         former Lockheed Aeronautical Sys-
                                         tems, Company in 1987, after leaving
                                         the Corporation in 1980 and re-
                                         joining the Corporation in 1987;
                                         served as director of Industrial Re-
                                         lations in 1979 and in 1971 trans-
                                         ferred to the Lockheed California
                                         Company, where he

                                                 PRINCIPAL OCCUPATION AND
      NAME                                         BUSINESS EXPERIENCE
    (AGE AT        POSITIONS AND OFFICES            (PAST FIVE YEARS)
   12/31/95)        HELD WITH PURCHASER           OUTSIDE DIRECTORSHIPS
   ---------       ---------------------         ------------------------
                                           held a variety of Human Resources
                                           positions leading to his appointment
                                           as Manager of Union Relations in
                                           1975. Mr. Corlett serves on the
                                           Board of Directors and Executive
                                           Committee of the Labor Policy Asso-
                                           ciation, and is a member of the Per-
                                           sonnel Roundtable, the Aerospace Hu-
                                           man Resources Council, and the Human
                                           Resource Roundtable of the Univer-
                                           sity of California at Los Angeles.
John F. Egan      Director                 Vice President, Corporate Develop-
 (60)                                      ment, of Lockheed Martin Corporation
                                           since March 1995, after having
                                           served in a similar position at
                                           Lockheed Corporation and served as
                                           Vice President for planning and
                                           technology for Lockheed Electronics
                                           Group from 1986 to 1993 following
                                           the acquisition of Sanders Associ-
                                           ates, Inc., by Lockheed Corporation.
                                           Joined Sanders Associates, Inc. in
                                           1973 as Director of Business Devel-
                                           opment for the Federal Systems
                                           Group; became General Manager of two
                                           product divisions in 1975 and became
                                           Vice President, Corporate Develop-
                                           ment in 1978. Dr. Egan is a member
                                           of the Chief of Naval Operations Ex-
                                           ecutive Panel and the Naval Studies
                                           Board, National Research Council.
Frank H.          Vice President; Director Vice President and General Counsel
 Menaker, Jr.                              for Lockheed Martin Corporation
 (55)                                      since March 1995, after having
                                           served in the same capacity for Mar-
                                           tin Marietta Corporation since 1981.
                                           He joined Martin Marietta Corpora-
                                           tion in 1970 as an Assistant Divi-
                                           sion Counsel for aerospace opera-
                                           tions in Baltimore; became a Corpo-
                                           rate Assistant General Counsel in
                                           1973 and in 1977 was named General
                                           Counsel of that corporation's aero-
                                           space operations. Mr. Menaker is
                                           Chair of the ABA Public Contract Law
                                           Section, a member of the Board of
                                           Directors of the National Chamber
                                           Litigation Center, and a member of
                                           the Steering Committee for the Law-
                                           yer's Committee for Human Rights.
John E. Montague  Director                 Vice President, Financial Strate-
 (41)                                      gies, for Lockheed Martin Corpora-
                                           tion since March 1995, after having
                                           served as Vice President

                                                 PRINCIPAL OCCUPATION AND
                                                   BUSINESS EXPERIENCE
       NAME          POSITIONS AND OFFICES          (PAST FIVE YEARS)
 (AGE AT 12/31/95)    HELD WITH PURCHASER         OUTSIDE DIRECTORSHIPS
 -----------------   ---------------------       ------------------------
                                           of Corporate Development and In-
                                           vestor Relations for Martin Marietta
                                           Corporation from 1991 to 1995;
                                           served as Director of Corporate De-
                                           velopment prior to being promoted to
                                           Vice President in 1991; served as
                                           Manager of Strategic Planning for
                                           Martin Marietta Information & Commu-
                                           nications Systems in Denver from
                                           1984 to 1985; and joined Martin Mar-
                                           ietta Corporation in 1977 as a mem-
                                           ber of the Engineering staff of Mar-
                                           tin Marietta Denver Aerospace. Mr.
                                           Montague is a member of the Board of
                                           Directors of Martin Marietta Corpo-
                                           ration and of Rational Software Cor-
                                           poration.
Walter E.            Director              Vice President and Treasurer of
 Skowronski (47)                           Lockheed Martin Corporation since
                                           March 1995, after having served in
                                           the same capacity for Lockheed Cor-
                                           poration since 1992, and as its
                                           staff Vice President-Investor Rela-
                                           tions since 1990. Prior to joining
                                           Lockheed Corporation in 1990, Mr.
                                           Skowronski was Assistant Treasurer
                                           of Boston Edison Company and from
                                           1987 to 1990 was an instructor of
                                           Corporate Finance and Investor Rela-
                                           tions at Northeastern University's
                                           Graduate School of Business Adminis-
                                           tration. Mr. Skowronski is a former
                                           director of the National Investor
                                           Relations Institute and served as
                                           its Chairman and Chief Executive Of-
                                           ficer.
Lillian M. Trippett  Director              Corporate Secretary and Associate
 (42)                                      General Counsel of Lockheed Martin
                                           Corporation since March 1995, after
                                           having served as Corporate Secretary
                                           and Assistant General Counsel of
                                           Martin Marietta Corporation since
                                           April 1993. Ms. Trippett joined Mar-
                                           tin Marietta Corporation in July
                                           1989 as a Director of Washington Op-
                                           erations. Prior to joining Martin
                                           Marietta Corporation, she served for
                                           fourteen years on the staff of the
                                           Committee on Science, Space, and
                                           Technology in the House of Repre-
                                           sentatives.

                                  SCHEDULE II

           CERTAIN INFORMATION ABOUT PARENT REQUIRED BY NEW YORK LAW

                           EDUCATIONAL OPPORTUNITIES

  Parent provides assistance to eligible employees participating in study programs leading to an undergraduate or an advanced degree. Such study programs must be consistent with Parent's business goals and objectives and applicable to the employee's field of work. Parent may limit the reimbursement of the academic costs of tuition.

                            RELOCATION ADJUSTMENTS

  Parent may reimburse job applicants for reasonable and actual interview expenses, and may reimburse new and existing employees for reasonable and actual travel and relocation expenses in accordance with the provisions of corporate policy.

                           CHARITABLE CONTRIBUTIONS

  Parent supports a broad spectrum of public interest activities through a gifts and grants program, with emphasis on recognized agencies in such fields as health, education, civic affairs, and cultural activities. Individual companies are authorized to make community contributions out of their operating funds.

                         POST-EMPLOYMENT BENEFIT PLANS

  Parent sponsors a number of retirement plans that cover substantially all employees. Defined benefit plans for salaried and certain hourly employees provide benefits based on employees' years of service and compensation, either on a final or career average basis. Defined benefit plans for other hourly employees generally provide benefits of stated amounts for specified periods of service. Certain health care and life insurance benefits are provided to eligible retirees by Parent. For recently retired participants, the health benefits generally provide for cost sharing through participant contributions and copayments. For certain groups of employees who recently retired there is an annual limit on the Corporation's contribution per participant.

                         STOCK OPTION AND AWARD PLANS

  Under Parent's 1995 Omnibus Performance Award Plan (the "Plan"), employees of Parent may be granted stock-based incentive awards, including options to purchase common stock, stock appreciation rights, restricted stock or other stock-based incentive awards. Cash-based incentive awards such as performance units may also be awarded. These awards may be granted singly or in combination with other awards. To date, Parent has awarded stock options under the Plan. The options to purchase its common stock were granted at a price equal to the market value at the date of grant. These options become exercisable in two approximately equal annual increments in multiples of 100 on the first and second anniversary dates of such grants and expire 10 years from such date. The Plan allows Parent to provide financing for purchases, subject to certain conditions, by interest-bearing notes payable to Parent.

                                  SCHEDULE III

                         CERTAIN BUSINESS RELATIONSHIPS
                         INVOLVING PARENT, COMPANY AND
                          THEIR RESPECTIVE AFFILIATES

APPROXIMATE DOLLAR VALUE        PERIOD OF                 BRIEF DESCRIPTION
     OF TRANSACTION            PERFORMANCE                  OF TRANSACTION
------------------------       -----------                -----------------
1. In excess of           11/91--10/98 (beyond   Teaming agreement between Lockheed
   $100 Million           1998 for production)   Sanders, Inc. ("Sanders") and Loral
                                                 Infrared and Imaging Systems
                                                 ("LIRIS"), on the U.S. Army's Ad-
                                                 vanced Threat Infrared Countermea-
                                                 sures Program pursuant to which
                                                 Sanders is the prime contractor and
                                                 LIRIS is the subcontractor.
2. $76.136 Million        9/92--7/96             Loral subcontractor to Lockheed Mar-
                                                 tin Missiles & Space Division on an
                                                 infrared seeker for the Theater High
                                                 Altitude Area Defense Program
                                                 (THAAD).
3. $37.2 Million          5/93--4/99             Loral Federal System ("LFS") devel-
                                                 oped and tested the service layer
                                                 software for the REARC Program. This
                                                 software was delivered to Management
                                                 & Data Systems ("M&DS") in August,
                                                 1995, and LFS is currently perform-
                                                 ing on the post-delivery activities,
                                                 which is essentially a level of sup-
                                                 port task in Valley Forge.
4. $295 Million           7/93--late 1999, with  Prime contract between Space Sys-
                          options                tems/
                                                 Loral and Lockheed-Khrunichev-
                                                 Energia International.
5. $81.5 Million          1/94--9/96 (Options
   firm fixed             could extend to late   Prime contract between Space Sys-
   price, $275            1999)                  tems/
   Million in                                    Loral and Lockheed Martin Commercial
   options                                       Launch Services, Inc.
6. $39.167 Million        1/94 -12/96            Subcontract from Company to Parent
                                                 for ground support operations and
                                                 maintenance.
7. $120.345 Mil-          1/96--12/2002          Teaming agreement between Sanders
   lion                                          and Company on the U.S. Army's
                                                 TACJAM-
                                                 A/IEWCS Program pursuant to which
                                                 Company is the prime contractor and
                                                 Sanders is the subcontractor.

  The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his broker, dealer, commercial bank or other nominee to the Depository at one of its addresses set forth below.

                        The Depositary for the Offer is:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

              By Mail:                        By Hand or Overnight Courier:


         Tenders & Exchanges                       Tenders & Exchanges
            P.O. Box 2564                   14 Wall Street, Suite 4680--Loral
          Suite 4660--Loral                             8th Floor
 Jersey City, New Jersey 07303-2564             New York, New York 10005

  Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                              MORROW & CO., INC.

                          909 Third Avenue, 20th Floor
                            New York, New York 10022
                                 (212) 754-8000
                                       or
                         Call Toll Free: (800) 566-9058

             Banks and Brokerage Firms, please call: (800) 662-5200

                      The Dealer Manager for the Offer is:

                            BEAR, STEARNS & CO. INC.

                                245 Park Avenue
                            New York, New York 10167
                         Call toll free: (800) 726-9849